EXHIBIT 2.2

STRICTLY PRIVATE AND CONFIDENTIAL. DRAFT FOR DISCUSSION PURPOSES ONLY.
NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE
WRITTEN AGREEMENT IS EXECUTED AND DELIVERED.

AGREEMENT AND PLAN OF MERGER

dated as of November 13, 2018,

among

ARROW HOLDINGS S.À R.L.

PLATINUM EAGLE ACQUISITION CORP.

TOPAZ HOLDINGS CORP.

and

SIGNOR MERGER SUB INC.

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This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 13, 2018, is made by and among Arrow Holdings S.à r.l., a Luxembourg société à responsabilité limitée (the “Seller”), Platinum Eagle Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (the “Parent Acquiror”), Signor Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Parent Acquiror (the “Signor Acquiror”) and Topaz Holdings Corp., a Delaware corporation and wholly-owned subsidiary of Parent Acquiror (“Topaz Holdings and together with the Signor Acquiror and the Parent Acquiror, collectively, the “Acquirors”). The Seller and the Acquirors are referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Parent Acquiror is a special purpose acquisition company incorporated to acquire one or more operating businesses through a business combination;

WHEREAS, prior to the Closing (as defined below) and subject to the conditions of this Agreement, the Parent Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (“DGCL”), and the Cayman Islands Companies Law (2018 Revision) (the “Domestication” and the entity surviving such domestication, “ListCo”);

WHEREAS, the Signor Acquiror is a wholly-owned subsidiary of the Parent Acquiror, and sister entity of Topaz Holdings, formed for purposes of effectuating the Transactions contemplated hereby;

WHEREAS, on the date hereof, the Seller owns of record all of the issued and outstanding membership interests of Arrow Parent Corp. (“Arrow Parent”), a Delaware corporation and owner of all of the issued and outstanding equity of Arrow Bidco, LLC (“Arrow Bidco”), a Delaware limited liability company and owner of all of the issued and outstanding equity of RL Signor Holdings, LLC, a Delaware limited liability company (“Signor” and together with Arrow Parent, Arrow Bidco and the Acquired Subsidiaries, the “Acquired Companies” and each an “Acquired Company”);

WHEREAS, in order to effectuate the acquisition of the business of the Acquired Companies by the Acquirors, the Parties desire that, subject to the terms and conditions hereof, Signor Acquiror will merge with and into Arrow Parent, with Arrow Parent being the surviving corporation (the “Merger”), in accordance with the terms and conditions of this Agreement and the applicable provisions of the DGCL;

WHEREAS, immediately following the Merger and transactions contemplated by this Agreement, Parent Acquiror will cause Arrow Parent to merge with and into Topaz Holdings, with Topaz Holdings surviving as a wholly-owned subsidiary of Parent Acquiror;

WHEREAS, prior to the Closing, upon the prior written consent of the Seller (which may be granted or withheld in its sole discretion), Parent Acquiror may conduct (i) a private placement equity offering (the “Equity Offering”) and (ii) an additional private placement equity offering to fund any shortfall of Minimum Proceeds from the Trust Account, after taking into account the Equity Offering Proceeds (the “Backstop Offering”);

WHEREAS, on the date hereof, Parent Acquiror, Topaz Holdings, Arrow Bidco and Algeco Investments B.V., a Netherlands besloten vennootschap (“Algeco”), are entering into that certain Agreement and Plan of Merger in the form delivered to Seller on the date hereof (the “Target Merger Agreement”), pursuant to which Topaz Holdings shall acquire the business of Target Logistics Management, LLC, a Massachusetts limited liability company (“Target”) from its parent, Algeco US Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of Algeco (“Target Parent”);

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WHEREAS, pursuant to the terms and conditions of the Target Merger Agreement, Target Parent will merge with and in Arrow Bidco, with Arrow Bidco being the surviving company and wholly-owned subsidiary of Topaz Holdings (the “Target Merger”);

WHEREAS, at or prior to the Closing (a) the Parent Acquiror, Founders and Seller will execute and deliver the earnout agreement in substantially the form attached hereto as Exhibit B (the “Earnout Agreement”); (b) the Parent Acquiror, Founders, Seller and escrow agent will execute and deliver the escrow agreement in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”);

WHEREAS, the Merger and certain of the other Transactions are contingent upon, among other things, (i) the closing of the transactions contemplated by the Target Merger Agreement and (ii) obtaining the Acquiror Shareholder Approvals;

WHEREAS, the board of directors of each of the Parent Acquiror and Signor Acquiror has unanimously determined that the Transactions are in the best interests of it and its shareholders and adopted resolutions approving the Transactions and Transaction Agreements and has resolved to recommend that its shareholders approve the same;

WHEREAS, the board of directors of each of Seller and Arrow Parent has unanimously determined that the Transactions are in the best interests of it and the Acquired Companies and adopted resolutions approving the Transaction Agreements and the Transactions; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration for the premises and mutual covenants, representations, warranties and agreements hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.01.         Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

Article II

PURCHASE AND SALE

Section 2.01.         Merger. Subject to the terms and conditions set forth herein and in accordance with the DGCL, at the Effective Time, Signor Acquiror shall merge with and into Arrow Parent, the separate existence of Signor Acquiror shall cease and Arrow Parent shall continue as the surviving corporation in the Merger. Arrow Parent, in its capacity as the company surviving the Merger, is hereinafter sometime referred to as the “Surviving Company.”

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Section 2.02.         Effective Time. On the Closing Date, Arrow Parent shall cause the Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the DGCL (the “Arrow Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing, or such other time as Arrow Parent shall specify in the Arrow Certificate of Merger, the “Effective Time”).

Section 2.03.         Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the Arrow Certificate of Merger, and as specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Arrow Parent shall vest in the Surviving Company, and all debts, liabilities and duties of Arrow Parent shall become the debts, liabilities and duties of the Surviving Company.

Section 2.04.         Certificate of Incorporation and Bylaws of the Surviving Corporation. At and after the Effective Time, the certificate of incorporation and bylaws of Arrow Parent, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company, in each case, until amended in accordance with the DGCL.

Section 2.05.         Directors and Officers of the Surviving Company. From and after the Effective Time, the Persons serving as directors and/or officers of Arrow Parent immediately prior to the Effective Time shall be the initial directors and/or officers of the Surviving Company until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company and applicable Law.

Section 2.06.         Effect on Shares of Capital Stock. At and after the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the securities of any Party, all shares of capital stock of Arrow Parent issued and outstanding immediately prior to the Effective Time shall be cancelled, retired and shall cease to exist, and the Seller shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

Section 2.07.         Merger Consideration.

(a)          The Shares outstanding immediately prior to the Effective Time shall be converted into the right to receive consideration in an amount equal to $491.0 million which shall be paid in the form of 49,100,000 shares of common stock, par value $0.0001, of ListCo in the same class as shares held by Founders (the “Merger Consideration”).

Section 2.08.         Transactions to be Effected at Closing.

(a)          At the Closing, the Acquirors shall deliver:

(i)          stock certificate(s) evidencing the Merger Consideration in the names and denominations requested by the Seller, free and clear of all Liens;

(ii)         the Registration Rights Agreement, duly executed by each of the Founders and Listco;

(iii)        all other agreements, documents, instruments or certificates required to be delivered by the Acquirors at or prior to the Closing pursuant to Section 8.02 of this Agreement.

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(b)          At the Closing, Seller shall deliver to the Acquirors:

(i)          stock certificate(s) or book entry statements, as the case may be, evidencing Seller’s Shares, free and clear of all Liens, other than Permitted Liens, duly endorsed in blank or accompanied by instruments of transfer duly executed in blank, with all required transfer tax stamps affixed thereto, to the extent applicable;

(ii)         the Arrow Certificate of Merger, duly executed by Arrow Parent;

(iii)        the Topaz Certificate of Merger, duly executed by Topaz Holdings;

(iv)        the Registration Rights Agreement, duly executed by Seller and each Person in whose name Stock Consideration is issued; and

(v)         all other agreements, documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to Section 8.03 of this Agreement.

Section 2.09.         Closing. Subject to the terms and conditions of this Agreement, the Transactions shall take place at a closing (the “Closing”) to be held at 9:00 a.m. Eastern Time at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, NY 10020 (i) two (2) Business Days after the date on which the conditions to Closing set forth in Article VIII have been satisfied or waived (other than the condition set forth in Section 8.01(c) and the other conditions that, by their nature, are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) on such other date or at such other place as the Parties mutually agree in writing. The day on which the Closing actually occurs is referred to herein as the “Closing Date.”

Article III

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES

Except as set forth in the Seller Disclosure Schedules (it being agreed that any disclosure of any item in any section of the Seller Disclosure Schedules shall be deemed disclosure with respect to each other section of this Agreement to which the relevance of such item is reasonably apparent), and subject to Section 4.16 hereof, Seller represents and warrants on behalf of itself and the Acquired Companies to the Acquirors as follows:

Section 3.01.         Qualification and Organization of Seller; Ownership of Shares. (i) Seller is a société à responsabilité limitée duly organized, validly existing and in good standing under the Laws of Luxembourg; (ii) Seller has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions; (iii) the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the Transactions have been duly authorized by all requisite action on the part of Seller; (iv) this Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and (v) as of the date hereof Seller owns all of the Shares free and clear of all Liens, other than Permitted Liens.

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Section 3.02.         Qualification, Organization, Subsidiaries, etc. of the Acquired Companies.

(a)          Arrow Parent is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The certificate of incorporation and bylaws agreement of Arrow Parent as in effect as of the date hereof is in full force and effect and Arrow Parent is not in violation thereof.

(b)          A list of all (i) Subsidiaries of Arrow Parent (collectively, the “Acquired Subsidiaries”) are respectively set forth in Section 3.02(b) of the Seller Disclosure Schedules. Each Acquired Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The governing documents of each Acquired Subsidiary in effect as of the date hereof are customary to an entity of its type and in full force and effect and each Acquired Subsidiary is not in violation of its respective governing documents.

Section 3.03.         Capitalization of the Acquired Companies.

(a)          The authorized share capital of Arrow Parent consists of 1,000 (one-thousand) shares of Common Stock, par value $0.01. As of the date of this Agreement, 1,000 of the Shares are, and on the Closing Date 1,000 of the Shares will be, held of record by Seller. The Shares have been duly authorized and validly issued and are fully paid and non-assessable and are free of pre-emptive rights.

(b)          Except as set forth in Section 3.03(b) of the Seller Disclosure Schedules, all the issued and outstanding equity interests in each Acquired Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are owned, directly or indirectly, by Arrow Parent free and clear of all Liens, other than Permitted Liens.

(c)          Except as set forth in Section 3.03(a), (i) no Acquired Company has any membership interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which any Acquired Company is a party obligating such Acquired Company to (A) issue, transfer or sell any shares or other equity interests of an Acquired Company or securities convertible into or exchangeable for such shares or equity interests (in each case other than to a wholly owned Acquired Subsidiary of such Acquired Company); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person that is not wholly owned by an Acquired Company.

(d)          No Acquired Company has outstanding bonds, debentures, notes or other similar obligations with the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the members of such Acquired Company on any matter.

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(e)          There are no voting trusts or other agreements or understandings to which any Acquired Company is a party with respect to the voting of the equity interests of an Acquired Company.

(f)          None of the Acquired Companies owns, directly or indirectly, any capital stock or other equity interests of any Person, in each case, other than the capital stock or other equity interests of an Acquired Subsidiary.

Section 3.04.         No Conflicts.

(a)          Except as set forth in Section 3.04 of the Seller Disclosure Schedules, the execution and delivery by Seller of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof will not: (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or result in or give rise to a right of termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, Material Lease, permit, concession, franchise or right binding upon the Acquired Companies or result in the creation of any Lien upon any of the properties, rights or assets of the Acquired Companies, other than Permitted Liens; (ii) conflict with or result in any violation of any provision of the organizational documents of any Acquired Company; or (iii) conflict with or violate any Laws applicable to the Acquired Companies or any of their respective properties or assets, other than in the case of clause (i), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Assuming the accuracy of the representations and warranties of the Acquirors contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Seller or any Acquired Company with respect to the Seller’s execution or delivery of this Agreement or the consummation of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05.         Reports and Financial Statements.

(a)          The Seller has delivered (or, in the case of the September 30 Unaudited Financial Statements, shall deliver) to the Acquirors the following financial statements:

(i)          the audited consolidated balance sheets of Signor as of, and related audited consolidated statements of income, stockholders’ equity and cash flows of Signor for each of the fiscal years ended December 31, 2016 and December 31, 2017 (the “Audited Company Financial Statements”).

(ii)         the unaudited consolidated balance sheets of Signor as of, and related unaudited consolidated statements of income, stockholders’ equity and cash flows of Signor for the six months ended June 30, 2017 and 2018 (the “2017 and 2018 Unaudited Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”); and

(iii)        in addition, the Registration Statement, at the time it is declared effective, shall include the unaudited consolidated balance sheets of Signor as of and related unaudited consolidated statements of income, stockholders’ equity and cash flows of Signor for each of the nine months ended September 30, 2017 and September 30, 2018 (the “September 30 Unaudited Financial Statements”).

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(b)          The Company Financial Statements are, and the September 30 Unaudited Financial Statements will be, true and correct in all material respects and fairly present the financial position, results of operations and cash flows of Signor as of and for the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, for the absence of footnotes and, in the case of the September 30 Unaudited Financial Statements, to the extent they are subject to normally recurring year-end audit adjustments that are not material either individually or in the aggregate). The Company Financial Statements were, and the September 30 Unaudited Financial Statements will be, prepared from, are or will be in accordance with and accurately reflect in all material respects the books and records of the Signor, which books and records have been maintained in accordance with sound business practices and all applicable Law and have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) applied on a consistent basis during the periods involved with respect to all financial transactions of Signor. The Company Financial Statements have been, and the September 30 Unaudited Financial Statements will be, prepared with due care and attention, on a basis consistent with the Audited Company Financial Statements.

(c)          Signor has maintained accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Signor in accordance with US GAAP and to maintain accountability for Signor’s assets, (iii) access to the Acquired Companies’ assets is permitted only in accordance with management’s authorization, (iv) the reporting of the Acquired Companies’ assets is compared with existing assets at regular intervals and (v) accounts and other receivables and inventory are recorded in good faith and reserves established against them based upon actual prior experience and in accordance with US GAAP, and proper procedures are implemented for the collection thereof on a commercially reasonable basis. To the Knowledge of Seller, there are no material weaknesses in the design or operation of Signor’s internal control structure and procedures over financial reporting. The Seller has heretofore made available to the Acquirors, to the extent applicable, true, complete and correct copies of any disclosure (or, if unwritten, a summary thereof) by any Representative of Signor to Signor’s independent auditors relating to (x) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of Signor to record, process, summarize and report financial data and any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Signor. The Company Financial Statements, when delivered by the Seller for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

(d)          Signor possesses books and records that contain all financial and other material information from its date of incorporation, through the date hereof necessary for the preparation of financial statements.

(e)          Complete and correct copies of the organizational documents of the Acquired Companies have been made available to the Acquirors prior to the date of this Agreement, in each case as currently in effect, and no subsequent action has been taken to amend or modify any of the organizational documents of the Acquired Companies. All such organizational documents are in full force and effect and no other organizational documents are applicable to or binding upon the Acquired Companies.

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(f)          The minute books of the Acquired Companies contain accurate and, in all material respects, complete records of all meetings or written consents of, and corporate action taken by the stockholders (or other equity holders) and the boards of directors (or similar bodies) and any committee thereof of the Acquired Companies since the time of incorporation or formation of the applicable Acquired Company through the date of this Agreement. No meetings of any such stockholders (or other equity holders), boards of directors (or similar bodies) or committees have been held for which minutes have not been prepared and are not contained in such minute books. True and complete copies of all minute and record books, including any book entry statements of the respective equity interests, if any, of the Acquired Companies have heretofore been delivered to the Acquirors.

Section 3.06.        No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in Signor’s unaudited consolidated balance sheets (or the notes thereto) of Signor as of June 30, 2018 (the “Balance Sheet Date”); (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date; (c) as expressly permitted or contemplated by this Agreement; (d) for liabilities that have been discharged or paid in full in the ordinary course of business; and (e) as set forth in Section 3.06 of the Seller Disclosure Schedules, no Acquired Company has any material liabilities of any nature, whether accrued, contingent or otherwise. For purposes of this Section 3.06, the term “liabilities” shall not include obligations of the Acquired Companies to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Acquired Companies with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.

Section 3.07.        Compliance with Laws; Permits; Regulatory Matters. Except as set forth in Section 3.07 of the Seller Disclosure Schedules, to the Knowledge of Seller:

(a)          The Acquired Companies are in compliance in all material respects with all Laws applicable to the Acquired Companies or any of their respective properties or assets.

(b)          The Acquired Companies are in possession of all material permits, licenses, authorizations and other approvals of any Governmental Authority necessary for the Acquired Companies to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”) and all Company Permits are in full force and effect.

(c)          None of the Acquired Companies have been disqualified from participation in procurements by any Governmental Authority, nor have been suspended, debarred, excluded, or notified of any intent to seek to suspend, debar or exclude, any Acquired Company from participation in any such procurement.

(d)          The Acquired Companies are not party to any deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with, or imposed by, any Governmental Authority.

(e)          Notwithstanding anything contained in this Section 3.07, no representation or warranty shall be deemed to be made in this Section 3.07 in respect of the matters referenced in Section 3.05, or in respect of environmental, Tax, employee benefits or labor Law matters.

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Section 3.08.        Environmental Laws and Regulations. Except as set forth in Section 3.08 of the Seller Disclosure Schedules: (a) each of the Acquired Companies is in material compliance with all applicable Environmental Laws; (b) each of the Acquired Companies possesses and is in compliance, in all material respects, with all Environmental Permits necessary for the conduct of its respective operations and all such Environmental Permits are valid and in good standing and, to the Knowledge of the Seller, there are no facts or circumstances that would result in any material Environmental Permit not being re-issued or renewed in the ordinary course of business; (c) there are no Environmental Claims pending or, to the Knowledge of the Seller, threatened against or affecting any of the Acquired Companies or their respective properties or operations, and to the Knowledge of the Seller, there are no facts or circumstances that would be reasonably likely to result in a material Environmental Claim; (d) there have been no Releases of Hazardous Materials at any real property currently, or to the Knowledge of the Seller, formerly owned or operated by the Acquired Companies in amounts or concentrations requiring investigation or cleanup under Environmental Laws that have not been fully investigated and/or cleaned up consistent with all applicable Environmental Law requirements; and (e) the Acquired Companies have made available (either in the electronic data room or otherwise) all material environmental, health, or safety assessments, audits and sampling or similar reports in their possession or control, including any such documents relating to the Release of Hazardous Materials. This Section 3.08 contains the only representations or warranties in this Agreement concerning environmental matters.

Section 3.09.        Employee Benefit Plans.

(a)          As of the date hereof, the Acquired Companies do not sponsor, maintain, or contribute to, and do not have any actual or contingent liability with respect to, any Company Benefit Plan.

(b)          Except as set forth in Section 3.09 of the Seller Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment or benefit becoming due to any former employee, director or consultant of the Acquired Companies; (ii) result in any acceleration of the time of payment, funding or vesting of any severance, compensation or benefits; or (iii) result in the payment of any amount (whether in cash, property or the form of benefits) that could, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code (determined without regard to the exceptions provided for in Section 280G(b)(5) of the Code).

Section 3.10.        No Material Adverse Effect. Except as set forth in Section 3.10 of the Seller Disclosure Schedules, since December 31, 2017 through the date of this Agreement (a) there has been no event, development, occurrence, change or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) the Acquired Companies have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice and (c) none of the Acquired Companies has taken any action that would constitute a breach of clause (ii) of Section 5.01 had such action been taken after the execution of this Agreement and prior to the Closing Date or termination date of this Agreement.

Section 3.11.        Investigations; Litigation. As of the date hereof, and except for any matter that alleges claims or damages in an amount that is less than or equal to $250,000, there are no claims, actions, suits, arbitrations or proceedings pending (or, to the Knowledge of the Seller, threatened) against any of the Acquired Companies or any of their respective properties, rights or assets, and there are no orders, judgments, injunctions, rulings or decrees imposed upon any of the Acquired Companies or any of their respective properties, rights or assets by or before any Governmental Authority. This Section 3.11 will not apply to Taxes, with respect to which exclusively the representations and warranties in Section 3.12 will apply.

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Section 3.12.        Tax Matters. Except as set forth in Section 3.12 of the Seller Disclosure Schedules:

(a)          All income and other material Tax Returns that are required to be filed by or with respect to the Acquired Companies have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects;

(b)          The Acquired Companies have paid all material Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with US GAAP on the Company Financial Statements;

(c)          There is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of the Acquired Companies, other than for which adequate reserves have been established in accordance with US GAAP on the Company Financial Statements;

(d)          None of the Acquired Companies has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency;

(e)          There are no Liens for Taxes upon any property or assets of the Acquired Companies, except for Permitted Liens;

(f)          None of the Acquired Companies is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Acquired Companies or (ii) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), or has any material liability for Taxes of any Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(g)          None of the Acquired Companies has participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in any “listed transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code (or any similar provision of state, local or non-U.S. Law);

(h)          None of the Acquired Companies (i) has engaged in any transaction or agreement (including an installment sale) prior to the Closing Date that could reasonably be expected to result in the recognition of a material amount of income or gain in any period ending after the Closing Date, (ii) has a material amount of deferred intercompany gain (as described in Treasury Regulations Section 1.1502-13) or (iii) has a material “excess loss account” (as defined in Treasury Regulations Section 1.1502-19) in respect of the equity interests of any Subsidiary;

(i)          None of the Acquired Companies is, or has been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c) of the Code; and

(j)          None of the Acquired Companies has (i) entered into or has currently pending any closing agreements, or other contracts or agreements relating to Taxes with a Governmental Authority or (ii) granted any Person a power of attorney with respect to Tax matters.

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Section 3.13.        Labor and Employment Matters.

(a)          As of the date hereof, the Acquired Companies do not have any employees, independent contractors, consultants, or temporary employees.

(b)          Except as set forth in Section 3.13(b) of the Seller Disclosure Schedules, within the last (3) three years (i) no Acquired Company has been a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization (a “Collective Bargaining Agreement”); (ii) no former employee of the Acquired Companies has been represented by a union, works council or other collective bargaining representative (a “Labor Representative”) with respect to his or her employment at the Acquired Companies; (iii) no Acquired Company has been subject to a strike, lockout, slowdown, work stoppage, unfair labor practice, complaint, grievance, arbitration, proceeding or other material labor dispute and, to the Knowledge of the Seller, none is threatened; and (iv) no petition has been filed with the National Labor Relations Board or other Governmental Authority requesting certification of a Labor Representative or approval to conduct an election for a Labor Representative.

(c)          Each Acquired Company is in material compliance, and within the last three (3) years has complied in all material respects, with all applicable Laws respecting employment and employment practices, labor, and terms and conditions of employment, including but not limited to wages and hours, labor relations, employment discrimination, disability rights or benefits, human rights, civil rights, family and medical leave, the collection and payment of withholding or social security taxes, civil rights, pay equity, equal employment opportunity, plant closure and mass layoff, including the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and similar state, local and foreign Laws, immigration, background checks, government contracting, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance. Each Acquired Company has properly classified in all respects in accordance with all applicable Laws all of its service providers as either employees or independent contractors. No Acquired Company has taken any action that could constitute a plant closure, mass layoff, or mass termination under WARN or otherwise trigger notice requirements or liability under federal, local, state, or foreign applicable Law, and have not incurred any material liability under WARN or any similar foreign, state, or local layoff notice Law that remains unsatisfied. Except as set forth in Section 3.13(c) of the Seller Disclosure Schedules, there are no pending or, to the Knowledge of Seller, threatened Actions, audits or investigations relating to any employment or labor matter that individually or in the aggregate could reasonably be expected to cause the Acquired Companies to incur any material liability, and no Acquired Company has been subject to any such Actions, audits or investigations during the last three years.

(d)          To the Knowledge of the Seller, no former employee of any Acquired Company is in violation of any term of any employment, restrictive covenant or nondisclosure agreement or common law nondisclosure obligation or fiduciary duty to the Acquired Company or to a former employer of any such former employee relating to the right of any such former employee to be employed by the Acquired Company. The Acquired Companies have not sought to enforce any non-competition or customer non-solicitation Contract covering a former employee of the Acquired Companies in the past three (3) years.

(e)          Except as set forth in Section 3.13(f) of the Seller Disclosure Schedules, the Acquired Companies are not delinquent in (i) payments to any of its former employees for any wages, salaries, commissions, bonuses, vacation time, incentive payments or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such former employees; and (ii) the payment of fees for services to any independent contractor or consultant identified on Schedule 3.13(f) of the Seller Disclosure Schedule.

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Section 3.14.        Intellectual Property.

(a)          Section 3.14(a) of the Seller Disclosure Schedules sets forth all material patents, registered trademarks, registered copyrights, internet domain name registrations, and pending applications for any patents, Trademarks, or copyrights owned by the Acquired Companies as of the date hereof (“Registered Company IP”), together with all material unregistered Trademarks owned by any of the Acquired Companies as of the date hereof.

(b)          Except as set forth in Section 3.14(b) of the Seller Disclosure Schedules, the Acquired Companies are the sole and exclusive owners of all right, title and interest in and to the Registered Company IP and all other material Intellectual Property owned by any of the Acquired Companies as of the date hereof (“Company Owned IP”), free and clear of all Liens (other than Permitted Liens) or any licenses other than non-exclusive licenses granted by an Acquired Company in the ordinary course of business. The Acquired Companies own, or are licensed or otherwise possess sufficient rights to use, all Intellectual Property that is material to the conduct of their respective businesses in the manner in which such businesses are currently being conducted. The Registered Company IP is subsisting and, to the Knowledge of Seller and excluding any pending applications included in the Registered Company IP, is valid and enforceable.

(c)          There are no pending or, to the Knowledge of the Seller, threatened claims against any of the Acquired Companies alleging infringement, misappropriation or other violation of the Intellectual Property of any Person by the Acquired Companies in the operation of their respective businesses as currently conducted, nor any written request that an Acquired Company obtain a license under any patent rights of such Person, and no such claim has been asserted or request has been made by any Person in the past three (3) years.

(d)          The Acquired Companies have taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets material to the Acquired Companies’ business. All current and former employees and contractors who have developed any material Intellectual Property for any Acquired Company during the course of employment or engagement with the Acquired Company have executed valid written agreements assigning all right, title and interest in such Intellectual Property to an Acquired Company, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law.

(e)          As of the date hereof, no Acquired Company has made any written claim asserting infringement, misappropriation or other violation by any Person of its rights to, or in connection with, any material Company Owned IP. To the Knowledge of Seller, no third party has infringed, misappropriated or otherwise violated any material Company Owned IP.

(f)          As of the date hereof, there are no pending or, to the Knowledge of the Seller, threatened claims against an Acquired Company by any Person challenging the ownership, registrability, enforceability or validity of any material Company Owned IP.

(g)          To the Knowledge of the Seller, the products, services and operations of the businesses of the Acquired Companies as currently conducted do not infringe, misappropriate or otherwise violate any Intellectual Property of any Person.

(h)          Except as set forth in Section 3.14(b) of the Seller Disclosure Schedules, after consummation of the Transactions, neither Seller nor any current or former Seller Affiliate (other than the Acquired Companies) will own or have any right, title or interest in or to any Company Owned IP.

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(i)          To the Knowledge of the Seller, as of the date hereof, the information technology systems used by the Acquired Companies in the ordinary course of business have not suffered any material security breach or material failure within the past three (3) years.

(j)          The consummation of the Transactions will not, pursuant to any Contract to which an Acquired Company is a party, result in the loss or material impairment of any Acquired Company’s right to own or use any material Company Owned IP or any other material Intellectual Property.

(k)          Each Acquired Company is in compliance in all material respects with (i) all binding policies implemented by such Acquired Company relating to the collection, use, storage, processing, transfer, disclosure, and protection by such Acquired Company of personal information regulated or protected by applicable Laws, (ii) all applicable Laws relating to privacy, data, security, data use, data protection and destruction, data breach notification or data transfer and (iii) all applicable payment card industry data security standards. There are no pending or, to the Knowledge of the Seller, threatened claims against any of the Acquired Companies by any Person or Governmental Authority alleging a material violation of any such applicable Laws in the operation of the business as currently conducted.

Section 3.15.        Real Property.

(a)          Section 3.15(a) of the Seller Disclosure Schedules sets forth a complete and correct list, as of the date of this Agreement, of each parcel of real property owned by the Acquired Companies which is material to the operations of the Acquired Companies being conducted as of the date hereof (such property collectively, the “Company Owned Real Property” and, together with the Company Owned Real Property, hereinafter collectively, the “Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Acquired Company has good and valid title to such Company Owned Real Property, free and clear of all Liens, other than Permitted Liens. As of the date hereof, no Acquired Company has received written notice of any pending or threatened condemnation proceeding with respect to any Company Owned Real Property, except proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.15(a) of the Seller Disclosure Schedules, with respect to each Company Owned Real Property, (i) there are no outstanding options or rights of first refusal to purchase the Company Owned Real Property, or any portion or interest therein, and (ii) no Acquired Company has leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any portion thereof, except for leases for occupancy in the ordinary course of business consistent with past practice.

(b)          Section 3.15(b) of the Seller Disclosure Schedules sets forth a complete and correct list, as of the date of this Agreement, of each lease of the Acquired Companies that is material to the operations of the Acquired Companies being conducted as of the date hereof (collectively, the “Material Leases” and each such property respectively leased pursuant thereto, the “Company Leased Real Property”). The Seller has delivered to the Acquirors true, complete and correct copies of each Material Lease, and there have been no amendments, modifications or extensions of such Material Leases other than those set forth in Section 3.15(b) of the Seller Disclosure Schedules. Each Material Lease is valid, binding and in full force and effect, and no default of a material nature on the part of an Acquired Company or, to the Knowledge of the Seller, the landlord thereunder is continuing beyond all applicable notice, cure or grace periods with respect thereto. Each Acquired Company has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the Material Lease applicable thereto to which such Acquired Company is a party, the Company Leased Real Property, free and clear of all Liens affecting the leasehold estate thereof, except for Permitted Liens. To the Knowledge of the Seller, no security deposit or portion thereof deposited with respect to any Material Lease has been applied in respect of a breach or default under such Material Lease which has not been redeposited in full. No Acquired Company owes any brokerage commission or finder’s fees with respect to any Material Lease. Except as set forth in Section 3.15(b) of the Seller Disclosure Schedules or except for leases for occupancy in the ordinary course of business consistent with past practice, there are no written or oral subleases, licenses, concessions or other contracts with respect to the Company Leased Real Property other than the Material Leases.

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(c)          To the Knowledge of the Seller, there are no physical, structural or mechanical defects in any of the buildings, building systems or improvements on any of the Real Property which are reasonably likely to materially impair the intended use of such Real Property by the Acquired Companies and the Real Property and all such buildings, building systems and improvements (including the roof, HVAC, electrical, plumbing, sprinklers and fire safety systems) are in good operating condition and repair and are adequate for the uses to which they are being put, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in Section 3.15(c) of the Seller Disclosure Schedules, (i) within the last twelve (12) months, no Acquired Company has received written notice of any pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to such Real Property and (ii) within the last twelve (12) months, no Acquired Company has received written notice from any Governmental Authority or other Person that the use and occupancy of any of the Owned Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violates in any material respect any deed restrictions, applicable Law consisting of building codes, zoning, subdivision or other land use or similar laws or any other Lien affecting such Owned Real Property.

Section 3.16.         Material Contracts.

(a)          Except for this Agreement, Section 3.16(a) of the Seller Disclosure Schedules sets forth a complete and correct list, as of the date of this Agreement, of each Contract described in this Section 3.16(a) to which an Acquired Company is a party and has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.16(a) being referred to herein as the “Material Contracts”):

(i)          any partnership, joint venture, strategic alliance or collaboration Contract that is material to the Acquired Companies taken as a whole;

(ii)         any Contract that (A) purports to materially limit either the type of business in which any of the Acquired Companies (or, after the Closing, ListCo) may engage, the geographic area in which any of them may engage in any business, the solicitation by any of them of the employment of any Person or the ability of any of them to sell or purchase from any person or (B) would require the disposition of any material assets or line of business of the Acquired Companies (or, after the Closing, ListCo);

(iii)        each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $1,000,000 in the 12-month period following the date hereof (other than customer and vendor Contracts entered into in the ordinary course of business consistent with past practice);

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(iv)        each other Contract relating to outstanding Indebtedness of an Acquired Company for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $2,500,000 other than (A) Contracts solely among an Acquired Company and any wholly owned Acquired Subsidiary or a guarantee by an Acquired Company or any wholly owned Acquired Subsidiary; (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $2,500,000, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon); and (C) any Contracts relating to Indebtedness explicitly included in the Company Financial Statements;

(v)         each Contract pursuant to which an Acquired Company has an obligation to indemnify any officer, director or employee of such Acquired Company or another Acquired Company;

(vi)        any Contract (excluding licenses for commercially available technology that are generally available for fees of no more than $1,000,000 annually or in the aggregate) under which an Acquired Company is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property rights of a third party, which Contract is material to any of the Acquired Companies’ businesses;

(vii)       any Contract under which an Acquired Company has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property rights of an Acquired Company, which Contract is material to any of the Acquired Companies’ businesses, (other than any non-exclusive license granted by an Acquired Company in the ordinary course of business), or relating to the development, ownership, use, registration or enforcement of any material Company Owned IP;

(viii)      any shareholders, investors rights, registration rights or similar agreement or arrangement of an Acquired Company;

(ix)         any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $1,000,000;

(x)          any Collective Bargaining Agreement;

(xi)         any Contract with any former employee of the Acquired Companies under which the Acquired Companies continues to have any actual or contingent liability;

(xii)        any Contract with any independent contractor or consultant referred to in Section 3.13(f) of the Seller Disclosure Schedules;

(xiii)       any Contract with any staffing agency, temporary labor agency, professional employer agency, or similar entity whose fees are at least $350,000 per year in fees in the aggregate;

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(xiv)      any Contract involving the settlement of any action or threatened action (or series of related actions) that will (A) involve payments after the date hereof of consideration in excess of $1,000,000 or (B) impose material monitoring or reporting obligations to any other Person outside the ordinary course of business;

(xv)       any Contract that imposes a Lien, other than a Permitted Lien, on any material assets of one or more Acquired Companies;

(xvi)      each Material Lease;

(xvii)     each Affiliate Agreement;

(xviii)    each current contract with a Governmental Authority or prime contractor pursuant to a contract with a Governmental Authority and any bid for a contract with a Governmental Authority, other than permits issued by a Governmental Authority; and

(xix)       any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to the other clauses of this Section 3.16(a).

(b)          No Acquired Company is in material breach of, or material default under, the terms of any Material Contract. To the Knowledge of Seller, as of the date hereof, no other party to any Material Contract is in breach of, or default under, the terms of any Material Contract, no Acquired Company has received any written claim or notice of material breach of or material default under any Material Contract and no event has occurred that individually or together with other events would reasonably be expected to result in a material breach of or a material default under any Material Contract by any Acquired Company (in each case, with or without notice or lapse of time or both). Each Material Contract is in full force and effect and is a valid and binding obligation of each Acquired Company that is party thereto and, to the Knowledge of Seller, of each other party thereto, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. To the Knowledge of the Seller, except as set forth in Section 3.16(b) of the Seller Disclosure Schedules, as of the date hereof, no party has indicated to any Acquired Company its intent to terminate or modify any Material Contract in a manner materially adverse to any Acquired Company.

Section 3.17.       Insurance. The Acquired Companies have not directly procured any insurance policies, but are beneficiaries under insurance policies of certain Affiliates.

Section 3.18.        Finders and Brokers. No Acquired Company has employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 3.18 of the Seller Disclosure Schedules, who might be entitled to any fee or any commission in connection with, or upon consummation of, the Transactions.

Section 3.19.        FCPA and Anti-Corruption.

(a)          To the Knowledge of the Seller, since January 1, 2016, each of the Acquired Companies has complied with all applicable anti-bribery laws, including the FCPA;

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(b)          None of the Acquired Companies nor, to the Knowledge of the Seller, any of the Acquired Companies’ directors, officers or management-level employees has, directly or indirectly, engaged in any Prohibited Act on behalf of any Acquired Company;

(c)          No Acquired Company has received written notice of any claims, actions, suits, proceedings or investigations alleging that such Acquired Company is in violation of the FCPA or any other applicable anti-bribery laws or made any written voluntary disclosures to any Governmental Authority involving an Acquired Company in any way relating to applicable anti-bribery laws, including the FCPA;

(d)          Each Acquired Company has instituted policies and procedures reasonably designed to help ensure compliance with the FCPA and other applicable anti-bribery laws; and

(e)          No officer, director or employee of an Acquired Company is a Government Official.

Section 3.20.         Takeover Statutes; No Rights Agreement. The board of directors or similar governing body or person of Signor has taken all action necessary so that no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations is applicable to the Transactions.

Section 3.21.         Affiliate Transactions. Except as set forth in Section 3.21 of the Seller Disclosure Schedules, for employment and benefit arrangements and Contracts and arrangements solely between or among Acquired Companies, no officer, director, equity holder, partner or member of any Acquired Company, or any of their Affiliates, is a party to any Contract or business arrangement with any Acquired Company (each such Contract or business arrangement, an “Affiliate Agreement”). Except as set forth on Section 3.21 of the Seller Disclosure Schedules, no employee, officer, director, equity holder, partner, member, controlling person, agent or representative of any Acquired Company (each, an “Acquired Company Related Party”) or member of such Acquired Company Related Party’s immediate family, or any corporation, partnership or other entity of which such Acquired Company Related Party is an officer, director or partner, or in which such Acquired Company Related Party has an ownership interest or otherwise controls, is indebted to any Acquired Company, nor is any Acquired Company indebted (or committed to make loans or extend or guarantee credit) to any of them. None of the Acquired Company Related Parties, or any member of such Acquired Company Related Party’s immediate family, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any Acquired Company’s major business relationship partners, service providers, joint venture partners, licensees or competitors.

Section 3.22.         Investment Purpose. The Seller is acquiring the shares of ListCo to be issued on the Closing Date solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Seller acknowledges that such shares are not registered under the Securities Act or any state securities laws, and that such shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Seller is able to bear the economic risk of holding such shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment.

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Section 3.23.         No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision hereof, the Seller acknowledges and agrees that neither the Acquirors nor any of their respective Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV, and the Seller specifically disclaims that it is relying upon or has relied upon any representations or warranties beyond those expressly given in Article IV that may have been made by any Person, and acknowledges and agrees that the Acquirors have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.

Section 3.24.         No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Seller Disclosure Schedules), neither the Seller, any Acquired Company nor their respective Affiliates, officers, directors, employees, advisors, agents or Representatives has made or makes any other express or implied representation or warranty, either written or oral, to Acquirors or any other Person on behalf of the Seller or the Acquired Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Companies furnished or made available to the Acquirors and their respective Representatives (including any confidential information memorandum and any information, documents or material made available to the Acquirors in certain “data rooms,” management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of the Acquired Companies, or any representation or warranty arising from statute or otherwise in Law.

Article IV

REPRESENTATIONS AND WARRANTIES OF ACQUIRORS

Except as set forth in the Acquiror Disclosure Schedules, the Acquirors hereby jointly and severally represent and warrant to the Seller as follows:

Section 4.01.         Qualification and Organization of the Acquirors.

(a)          As of the date hereof, the Parent Acquiror is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and will be, as of Closing, a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, in each case with all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by the Parent Acquiror of this Agreement, the performance by the Parent Acquiror of its obligations hereunder and the consummation by the Parent Acquiror of the Transactions have been duly authorized by all requisite action on the part of the Parent Acquiror. This Agreement has been duly executed and delivered by the Parent Acquiror, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Parent Acquiror, enforceable against the Parent Acquiror in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except for its ownership of the Signor Acquiror, the Parent Acquiror does not own, directly or indirectly, any capital stock or other equity interests in any Person. Except for its ownership of the Signor Acquiror, the Parent Acquiror does not have any Subsidiaries.

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(b)          As of the date hereof, the Signor Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by the Signor Acquiror of this Agreement, the performance by the Signor Acquiror of its obligations hereunder and the consummation by the Signor Acquiror of the Transactions have been duly authorized by all requisite action on the part of the Signor Acquiror. This Agreement has been duly executed and delivered by the Signor Acquiror, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Signor Acquiror, enforceable against the Signor Acquiror in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Signor Acquiror does not own, directly or indirectly, any capital stock or other equity interests in any Person and does not have any Subsidiaries.

(c)          As of the date hereof, Topaz Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by Topaz Holdings of this Agreement, the performance by Topaz Holdings of its obligations hereunder and the consummation by Topaz Holdings of the Transactions have been duly authorized by all requisite action on the part of Topaz Holdings. This Agreement has been duly executed and delivered by Topaz Holdings, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of Topaz Holdings, enforceable against Topaz Holdings in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Topaz Holdings does not own, directly or indirectly, any capital stock or other equity interests in any Person and does not have any Subsidiaries.

Section 4.02.         Capitalization of the Acquirors.

(a)          The authorized share capital of the Parent Acquiror consists of 380 million Class A ordinary shares, par value $0.0001 (the “Class A Shares”); 20 million Class B ordinary shares, par value $0.0001 (the “Class B Shares” and, together with the Class A Shares, the “Parent Ordinary Shares”), and 1,000,000 preferred shares, par value $0.0001 (the “Parent Preferred Shares”). None of the Parent Preferred Shares is issued and outstanding. As of the date of this Agreement, (i) 2,277,853 Class A Shares were issued and outstanding, excluding 47,722,147 shares subject to possible redemption, and (ii) 12,500,000 Class B Shares were issued and outstanding. The authorized capital stock of the Signor Acquiror consists of 100 shares of common stock, par value $0.0001 (the “Signor Common Stock”), all of which is issued to and held by the Parent Acquiror. All the outstanding shares of the Parent Ordinary Shares and the Signor Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and are free of pre-emptive rights. No issued and outstanding shares of any of the capital stock of the Acquirors are held in treasury.

(b)          Except as set forth in Section 4.02(a) of this Agreement or Section 4.02(b) of the Acquiror Disclosure Schedules, (i) the Acquirors do not have any shares issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Acquirors are a party obligating the Acquirors to (A) issue, transfer or sell any shares or other equity interests of the Acquirors or securities convertible into or exchangeable for such shares or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares or other equity interests; or (D) provide a material amount of funds to, or make any material investment in any Person other than in connection with this Transaction.

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(c)          The Acquirors do not have outstanding bonds, debentures, notes or other similar obligations with the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of the Acquirors on any matter.

(d)          Except as set forth in Section 4.02(d) of the Acquiror Disclosure Schedules, there are no voting trusts or other agreements or understandings to which the Acquirors are a party with respect to the voting of the capital stock or other equity interests of the Acquirors.

Section 4.03.         No Conflicts.

(a)          Other than the Acquiror Shareholder Approvals, the execution and delivery by the Acquirors of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not (a) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, material lease, permit, concession, franchise or right binding upon the Acquirors, or result in the creation of any Lien upon any of the properties, rights or assets of the Acquirors, other than Permitted Liens; (b) conflict with or result in any violation of any provision of the Acquiror Governing Documents; or (c) conflict with or violate any Laws applicable to the Acquirors or any of their respective properties or assets, other than in the case of clause (a) any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(b)          Assuming the accuracy of the representations and warranties of the Seller contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Acquirors with respect to the Acquirors’ execution or delivery of this Agreement or the consummation of the Transactions, except as otherwise disclosed in Section 4.03(b) of the Acquiror Disclosure Schedules.

Section 4.04.         Holdco Liabilities. Since its date of incorporation, neither the Signor Acquiror nor Topaz Holdings has carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under the Transaction Documents or pursuant to the performance of its obligations thereunder, neither the Signor Acquiror nor Topaz Holdings has any liabilities.

Section 4.05.         Investment Purpose. The Signor Acquiror is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Signor Acquiror acknowledges that the Membership Interests are not registered under the Securities Act or any state securities Laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Signor Acquiror is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in its financial and business matters so as to be capable of evaluating the merits and risk of its investment.

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Section 4.06.        SEC Filings. The Parent Acquiror has since July 12, 2017 timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Acquiror SEC Reports”). Each of the Acquiror SEC Reports, as of the respective date of its filing or, if amended, as of the date of the most recent amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Reports. As of the respective date of its filing or most recent amendment, no Acquiror SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Reports.

Section 4.07.         Internal Controls; Listing; Financial Statements.

(a)          Except as not required in reliance on exemptions from various reporting requirements by virtue of the Parent Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (i) the Parent Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Parent Acquiror, including its consolidated Subsidiaries, is made known to the Parent Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and (ii) since July 12, 2017, the Parent Acquiror and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Parent Acquiror’s financial reporting and the preparation of the Parent Acquiror’s financial statements for external purposes in accordance with US GAAP.

(b)          Each director and executive officer of the Parent Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. The Acquirors have not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)          Except as set forth in Section 4.07(c) of the Acquiror Disclosure Schedules, since July 12, 2017, the Parent Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding shares of the Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no legal proceeding pending or, to the knowledge of the Acquirors, threatened by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Ordinary Shares or prohibit or terminate the listing of the Parent Ordinary Shares on NASDAQ. The Acquirors have taken no action that is designed to terminate the registration of the Parent Ordinary Shares under the Exchange Act.

(d)          The Acquiror SEC Reports contain true and complete copies of the (i) audited balance sheet as of December 31, 2017, and the related statements of operations, cash flows and changes in shareholders’ equity of the Parent Acquiror for the year ended December 31, 2017, together with the auditor’s reports thereon, and (ii) unaudited balance sheet as of June 30, 2018, and the related statements of operations, cash flows and changes in shareholders’ equity of the Parent Acquiror for the six (6) month period ended June 30, 2018 ((i) and (ii) together, the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Reports, the Acquiror Financial Statements (i) fairly present in all material respects the consolidated financial position of the Parent Acquiror, as at the respective dates thereof, and its results of operations and cash flows for the respective periods then ended; (ii) were prepared in conformity with US GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto); and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of the Parent Acquiror and its Subsidiaries have been, and are being, maintained in all material respects in accordance with US GAAP and any other applicable legal and accounting requirements.

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Section 4.08.        Trust Account. As of the date hereof, the Parent Acquiror has $325.0 million in the account established by the Parent Acquiror for the benefit of its stockholders at Continental Stock Transfer & Trust Company (the “Trust Account”), such monies being invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of January 17, 2018, between the Parent Acquiror and Continental Stock Transfer & Trust Company (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or that would entitle any Person (other than pursuant to an Acquiror Share Redemption) to any portion of the proceeds in the Trust Account. There are no proceedings pending or, to the knowledge of the Parent Acquiror, threatened with respect to the Trust Account.

Section 4.09.        No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Parent Acquiror’s unaudited consolidated balance sheet (or the notes thereto) as of June 30, 2018 (the “Acquiror Balance Sheet Date”), (b) for liabilities incurred in the ordinary course of business since the Acquiror Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Acquirors do not have any material liabilities of any nature, whether accrued, contingent or otherwise. For purposes of this Section 4.09, the term “liabilities” shall not include obligations of the Acquired Companies to perform under or comply with any applicable Law, Action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Acquired Companies with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.

Section 4.10.        Compliance with Laws. The Acquirors are in compliance in all material respects with all Laws applicable to the Acquirors or any of their respective properties or assets.

Section 4.11.         Absence of Changes.

(a)          Since December 31, 2017 through the date of this Agreement, there has not occurred any event, development, occurrence, change, or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(b)          From the Acquiror Balance Sheet Date through the date of this Agreement, the Acquirors have not taken any action that would constitute a breach of clause (ii) of Section 6.01 had such action been taken after the execution of this Agreement and prior to the Closing Date or termination date of this Agreement.

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Section 4.12.         Finders and Brokers. The Acquirors have not employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 4.12 of the Acquiror Disclosure Schedules, who might be entitled to any fee or any commission in connection with or upon consummation of the purchase and sale of the Shares.

Section 4.13.         Indebtedness. Other than advances from the Founders for expenses of the Acquirors incurred in the ordinary course of business, the Acquirors have no Indebtedness.

Section 4.14.         No Discussions. Other than discussions and negotiations relating to the Transactions and discussions with Algeco and its Affiliates and Representatives with respect to the acquisition of Target, the Acquirors are not actively pursuing with any other Person (each a “Third Party Target”): (a) a sale or exclusive license of all or substantially all of any Third Party Target’s assets to the Parent Acquiror, the Signor Acquiror or Topaz Holdings; (b) any merger, consolidation or other business combination transaction with respect to any Third Party Target; or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by the Parent Acquiror, the Signor Acquiror or Topaz Holdings of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of any Third Party Target.

Section 4.15.         Acquiror Vote Required. An ordinary resolution being the affirmative vote of a majority of the holders of the shares of the Parent Ordinary Shares who are present at the Acquiror Shareholders Meeting and vote is required to (a) approve the Transaction Agreements, the Transactions, the Merger, the Topaz Merger and any related transactions contemplated hereby; (b) approve the adoption of the New Benefit Plans; (c) approve the issuance of Parent Ordinary Shares to the Seller in connection with the payment of Stock Consideration; (e) approve the other Transaction Proposals, other than those set forth in clauses (x) and (y) below and (f) adjourn the Acquiror Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the Transaction Proposals and a special resolution being the affirmative vote of at least two-thirds (66⅔%) of the holders of the shares of the Parent Ordinary Shares who are present at the Acquiror Shareholders Meeting and vote is required to (x) approve the Domestication and (y) amend the Parent Acquiror Governing Documents in connection with the extension of the expiration date required thereunder for the consummation of the Transactions and adopt and approve the ListCo Governing Documents in connection with the Domestication of the Parent Acquiror in Delaware (collectively, the “Acquiror Shareholder Approvals”). Other than the Acquiror Shareholder Approvals, there are no other votes of the holders of the Parent Ordinary Shares or of any other class or series of the capital stock of the Parent Acquiror or Signor Acquiror necessary with respect to the Transactions or any related matters.

Section 4.16.         No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, the Acquirors acknowledge and agree that neither the Seller nor the Acquired Companies nor any of their respective Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any Acquired Company, and the Acquirors specifically disclaim that they are relying upon or have relied upon any representations or warranties beyond those expressly given in Article III that may have been made by any Person, and acknowledge and agree that the Seller has specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. The Acquirors further acknowledge and agree that they have conducted their own independent review and analysis of the Acquired Companies and, based thereon, have formed an independent judgment concerning the business, operations, assets, condition and prospects of the Acquired Companies.

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Section 4.17.         No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Acquiror Disclosure Schedules), neither the Acquirors nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Acquirors, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquirors furnished or made available to the Seller or its Representatives.

Article V

CERTAIN COVENANTS OF SELLER

Section 5.01.        Conduct of Business by the Acquired Companies Prior to the Closing. The Seller agrees that between the date of this Agreement and the Closing, or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, except (a) as set forth in Section 5.01 of the Seller Disclosure Schedules, (b) as specifically required by this Agreement and the Transactions contemplated hereby (including the Debt Financing and the transactions contemplated thereby), (c) as required by Law or (d) as consented to in writing by the Acquirors, (i) shall cause the Acquired Companies to conduct their business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their present business organization and to preserve their present relationships with customers, suppliers and other Persons with whom they have material business relationships and (ii) shall not permit any Acquired Company to:

(a)          split, combine, reduce, reclassify, encumber, pledge or dispose of any of its equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, except for any such transaction by an Acquired Subsidiary that is a wholly owned Acquired Subsidiary, and that remains a wholly owned Acquired Subsidiary, after consummation of such transaction;

(b)          with respect to Signor exclusively, declare, accrue, set aside or pay any dividend or make any other distribution;

(c)          terminate the employment of any individual in a position of vice president or above (or equivalent thereof), other than due to such individual’s death or disability or for cause or non-performance of duties (each, as determined by Signor, or the applicable Acquired Subsidiary, in its reasonable discretion in the ordinary course of business consistent with past practice);

(d)          (i) change the terms of its agreements or other arrangements with any former director, officer, employee, independent contractor or consultant; (ii) hire any employee or engage any independent contractor or consultant; or (iii) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or Company Benefit Plan (or a plan or arrangement that would be a Company Benefit Plan if in existence as of the date hereof);

(e)          make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by US GAAP or applicable Law;

(f)          authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in any Person or any business or division of any Person (including by means of an asset purchase), or any mergers, consolidations or business combinations, except for (i) capital expenditures in the ordinary course consistent with past practice, (ii) acquisitions of assets related to the business of the Acquired Companies as being conducted as of the date hereof for which the purchase price for such assets, individually or in the aggregate, does not exceed $20,000,000 in cash, (iii) transactions between Signor and its wholly owned Acquired Subsidiaries or between Signor’s wholly owned Acquired Subsidiaries, or (iv)  the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement and that will be Acquired Subsidiaries;

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(g)          amend the governing documents of any of the Acquired Company;

(h)          redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or capital leases or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness for borrowed money among Signor, and its wholly owned Acquired Subsidiaries or among wholly owned Acquired Subsidiaries; (ii) guarantees by Signor of Indebtedness for borrowed money of Acquired Subsidiaries or guarantees by Acquired Subsidiaries of Indebtedness for borrowed money of Signor or any Acquired Subsidiary, which Indebtedness is incurred in compliance with this clause (h); (iii) transactions at the stated maturity of such Indebtedness and required amortization or mandatory prepayments; (iv)  interest accrued on Indebtedness not prohibited hereunder; and (v) Indebtedness or capital leases not to exceed $15,000,000 in aggregate principal amount outstanding at any time incurred by any Acquired Company other than in accordance with clauses (i) through (iv); provided that nothing contained herein shall prohibit (x) any Acquired Company from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice, or (y) the Acquired Companies from consummating the Debt Financing

(i)          except for sales and leases of accommodations in the ordinary course of business, sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties or assets (including shares in the capital of the Acquired Subsidiaries), except (v) pursuant to an existing agreement in effect prior to the execution of this Agreement that is listed in Section 5.01(i) of the Seller Disclosure Schedules, (w) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.01(h), (x) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $25,000,000 in the aggregate for all such transactions, (y) for transactions among Signor and its wholly owned Acquired Subsidiaries or among Signor’s wholly owned Acquired Subsidiaries, and (z) for transactions with Target or any Subsidiary or direct parent entity thereof under the existing lease and services agreements disclosed on Section 3.16(a)(xiv) of the Seller Disclosure Schedules; provided that nothing contained herein shall prohibit the Acquired Companies from consummating the Debt Financing;

(j)          transfer, assign, license, otherwise dispose of, or subject to any Lien (other than Permitted Liens), any material Company Owned IP, except in the ordinary course of business; provided that nothing contained herein shall prohibit the Acquired Companies from consummating the Debt Financing;

(k)          adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization other than this Agreement;

(l)          except in the ordinary course of business consistent with past practice, amend, modify, terminate or encumber (other than an encumbrance that is a Permitted Lien) any Material Lease;

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(m)          enter into any agreement that restricts the ability of any of the Acquired Companies to engage or compete in any line of business in any respect material to the business of the Acquired Companies, or enter into any agreement that restricts the ability of any of the Acquired Companies to enter a new line of business;

(n)          enter into, renew or amend in any material respect any Affiliate Agreement;

(o)          waive, settle or satisfy any material claim against any Acquired Company, other than in the ordinary course of business and consistent with past practice or that otherwise does not exceed $5,000,000 in the aggregate (net of insurance recoveries);

(p)          make, change or revoke any material election relating to income Taxes, file any material amended Tax Return, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any material closing agreement or similar agreement relating to Taxes with any Governmental Authority, settle or compromise any material claim or assessment by any Governmental Authority relating to Taxes;

(q)          conduct any group reduction in force or plant closing that would trigger the notice requirements under WARN or any similar state, local, or foreign Laws; or

(r)          agree, in writing or otherwise, or commit to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give the Acquirors, directly or indirectly, the right to control or direct any Acquired Company’s operations prior to the Closing. Prior to the Closing, each Acquired Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.02.         Trust Account Waiver. Seller acknowledges and agrees that the Parent Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Acquired Companies and one or more businesses or assets. Seller acknowledges and agrees that the Acquirors’ sole assets consist of the cash proceeds of the Parent Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. For and in consideration of the Acquirors entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Seller, on behalf of itself and any of its managers, directors, officers, affiliates, members, stockholders and trustees, hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any claims against the Acquirors arising under this Agreement.

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Section 5.03.         Exclusivity. Until the Closing occurs or this Agreement is terminated in accordance with its terms, and except in connection with the transactions contemplated by the Target Merger Agreement and the Transactions contemplated hereby, Seller will not (and Seller shall cause its Subsidiaries and controlled Affiliates and their respective Representatives to not), solicit, initiate, negotiate, agree to, engage in or renew any contact concerning any proposal or offer, or any contact that would reasonably be expected to result in a proposal or offer, from any Person (other than the Acquirors and their respective Affiliates) relating to any of the following involving the Acquired Companies: (a) a liquidation, dissolution or recapitalization, (b) a merger or consolidation, (c) an acquisition or purchase of any of the material assets (or any material portion of its assets) of, or any equity interest in, the Acquired Companies, except for the sale of assets in the ordinary course of business consistent with past practice, (d) any similar transaction or business combination outside the ordinary course of business, or (e) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the Seller’s ability to consummate the Transactions contemplated by this Agreement or the Target Merger Agreement (each, an “Acquisition Proposal”). Seller represents and warrants that all discussions and negotiations relating to any Acquisition Proposal (other than the transactions with the Acquirors contemplated by this Agreement) have been terminated. In the event Seller or the Signor receives any unsolicited Acquisition Proposal, Seller shall promptly, and in any event, within forty-eight (48) hours, provide written notice and a copy of such Acquisition Proposal to the Acquirors.

Article VI

CERTAIN COVENANTS OF ACQUIRORS

Section 6.01.        Acquiror Operations. The Acquirors agree that between the date of this Agreement and the Closing, or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, except (a) as set forth in Section 6.01 of the Acquiror Disclosure Schedules, (b) as specifically required by this Agreement, (c) as required by Law or (d) as consented to in writing by the Seller, such consent not to be unreasonably withheld, conditioned or delayed, (i) the Acquirors shall conduct their business in all material respects in the ordinary course of business consistent with past practice and (ii) each of the Acquirors shall not:

(a)          declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of their capital stock, and/or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, other than in connection with the Acquiror Share Redemption;

(b)          except as otherwise contemplated by this Agreement or the Target Merger Agreement, sell, issue or authorize the issuance of (i) any capital stock or other security; (ii) any option or right to acquire any capital stock or other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security, in each case other than in connection with the Equity Offering or the Backstop Offering;

(c)          make any distribution of amounts held in the Trust Account, except as permitted pursuant to Section 6.04 hereof;

(d)          enter into, or permit any of the assets owned or used by it to become bound by, any Contract requiring the consent of any other party to such Contract in connection with the Transactions;

(e)          (i) lend money to any Person or (ii) incur or guarantee any Indebtedness other than advances from the Founders for expenses of the Acquirors incurred in the ordinary course of business;

(f)          change any of its methods of accounting or accounting practices in any material respect except as required by US GAAP or applicable Law;

(g)          adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization other than this Agreement;

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(h)          amend the Target Merger Agreement; or

(i)          agree, in writing or otherwise, or commit to take any of the actions described in clauses (a) through (i) above.

Section 6.02.        Acquiror Shareholder Approvals. The Parent Acquiror shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (a) give notice of and (b) convene and hold an extraordinary general meeting (the “Acquiror Shareholders Meeting”) in accordance with the Parent Acquiror Governing Documents, for the purposes of obtaining the Acquiror Shareholder Approvals and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. The Parent Acquiror shall, through its board of directors, recommend to its shareholders the (i) approval of the Domestication; (ii) adoption and approval of the Transaction Agreements, the Transactions and any related transactions contemplated hereby, including the Target Merger Agreement and transactions contemplated thereby; (iii) amendment of the Parent Acquiror Governing Documents in connection with the extension of the expiration date required thereunder for the consummation of the Transactions, either in the form of a stand-alone amendment or simultaneously with the approval of the ListCo Governing Documents (defined below); (iv) adoption and approval of the new Certificate of Incorporation and Bylaws of ListCo, in the respective forms attached hereto as Exhibit D and Exhibit E (collectively, the “ListCo Governing Documents”), in connection with the Domestication of the Parent Acquiror in Delaware; (v) adoption and approval of any other proposals as the SEC (or staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, and of any other proposals reasonably agreed by the Acquirors and the Seller as necessary or appropriate in connection with the Transactions; (vi) adoption and approval of the New Benefit Plans; (vii) approval of the issuance of Parent Ordinary Shares to the Seller in connection with the payment of the Stock Consideration; and (viii) the adjournment of the Acquiror Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii), together, the “Transaction Proposals”). The Parent Acquiror shall promptly notify the Seller in writing of any determination to make any withdrawal of such recommendation or amendment, qualification or modification of such recommendation in a manner adverse to the Seller (an “Adverse Recommendation”); provided, that the Parent Acquiror may only postpone or adjourn the Acquiror Shareholders Meeting (x) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approvals, (y) for the absence of a quorum and (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Parent Acquiror has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of the Parent Acquiror prior to the Acquiror Shareholders Meeting.

Section 6.03.         No Solicitation. From the date of this Agreement until the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, except in connection with the transactions contemplated by the Target Merger Agreement, neither the Acquirors nor any of their respective Affiliates or Representatives shall, directly or indirectly:

(a)          commence, initiate or renew any discussion, proposal or offer to any Third Party Target, or make any proposal or offer related to a business combination (other than the Transactions);

(b)          commence or renew any due diligence investigation of any Third Party Target;

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(c)          participate in any discussions or negotiations or enter into any term sheet, memorandum of understanding or other Contract with any Third Party Target;

(d)          present or respond substantively to any proposal or offer to any Third Party Target relating to a possible transaction of any kind; or

(e)          agree or commit to take any of the actions described in clauses (a) through (d) above.

From and after the date hereof, the Acquirors and their respective officers and directors shall, and the Acquirors shall instruct and cause their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible business combination, excluding the Seller, the Acquired Companies, Arrow Holdings and its Subsidiaries and their respective Representatives.

Section 6.04.         Trust Account Termination. Prior to the Closing, none of the funds held in the Trust Account may be used or released except (i) for the withdrawal of interest to pay income taxes and (ii) to effectuate the Acquiror Share Redemption; provided that at least $225 million of gross cash proceeds remains in the Trust Account as of Closing (or such lesser amount as the Seller may agree to in writing in its sole discretion pursuant to Section 2.07 hereof). Following the Closing, and upon notice to the trustee of the Trust Account (the “Trustee”) and the satisfaction of the requirements for release set forth in the Trust Agreement, the Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of the Parent Ordinary Shares who have exercised their redemption rights with respect to the Parent Ordinary Shares, and, thereafter, release the remaining funds in the Trust Account to the Parent Acquiror to be reflected on the Parent Acquiror’s consolidated balance sheet and the Trust Account shall thereafter be terminated.

Section 6.05.         D&O Insurance and Indemnification.

(a)          The Acquirors agree that all rights to indemnification, advancement of expenses and exculpation by the Acquired Companies now existing in favor of each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, an officer or director of the Acquired Companies, as provided in the governing documents of the Acquired Companies, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.05(a) of the Seller Disclosure Schedules, shall survive the Closing and shall continue in full force and effect in accordance with their respective terms.

(b)          The Acquirors shall cause the Acquired Companies to (i) maintain in effect for a period of six years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained thereby immediately prior to the Closing Date (provided that the Acquirors may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Acquired Companies when compared to the insurance maintained by the Acquired Companies as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Acquired Companies, in each case with respect to claims arising out of or relating to events that occurred on or prior to the Closing Date (including in connection with the Transactions).

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(c)          The obligations of the Acquirors under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.05 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.05 applies shall be third-party beneficiaries of this Section 6.05, each of whom may enforce the provisions of this Section 6.05).

(d)          In the event the Acquirors, any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Acquirors or such Acquired Companies, as the case may be, shall assume all of the obligations set forth in this Section 6.05.

Section 6.06.         Domestication. Subject to receipt of the Acquiror Shareholder Approvals, the Parent Acquiror shall file, on or prior to the Closing Date, a Certificate of Domestication with the Delaware Secretary of State, together with the Certificate of Incorporation in the form attached hereto as Exhibit D.

Section 6.07.        Target Merger. The Acquirors shall use commercially reasonable efforts to keep Seller fully informed with respect to the status of the transactions contemplated by the Target Merger Agreement and any material information relating thereto, including without limitation the delivery of any required consents, the existence of any potential disputes that arise or may be expect to arise thereunder, breaches or alleged breaches of any representations, warranties or covenants thereof by any party thereto, and any concerns or potential delays with respect to satisfaction of conditions to closing thereunder. In the event of any proposed amendments to the terms and conditions of the Target Merger Agreement, the Acquirors shall afford the Seller the opportunity to review and shall consider in good faith any comments thereon. For the avoidance of doubt, the Target Merger Agreement, as executed on the date hereof, shall not be amended without the prior written consent of the Seller not to be unreasonably withheld.

Section 6.08.         Topaz Merger. The Parent Acquiror shall use commercially reasonable efforts to effect the merger of the Surviving Company with and into Topaz Holdings immediately following the Effective Time and immediately prior to the transactions contemplated by the Target Merger Agreement, as described herein:

(a)          Merger. Immediately following the Effective Time, Topaz Holdings shall merge with and into the Surviving Company (such merger, the “Topaz Merger”), the separate existence of the Surviving Company shall cease and Topaz Holdings shall continue as the surviving corporation in the Topaz Merger. Topaz Holdings, in its capacity as the company surviving the Topaz Merger, is hereinafter sometime referred to as the “Topaz Surviving Company.”

(b)          Effective Time. Immediately after the Effective Time, Topaz Holdings shall cause the Topaz Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the DGCL (the “Topaz Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing, or such other time as Topaz Holdings shall specify in the Topaz Certificate of Merger, the “Topaz Effective Time”).

(c)          Effect of the Merger. At the Topaz Effective Time, the effect of the Topaz Merger shall be as provided in the Topaz Certificate of Merger, and as specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Topaz Effective Time all of the property, rights, privileges, powers and franchises of the Surviving Company shall vest in the Topaz Surviving Company, and all debts, liabilities and duties of the Surviving Company shall become the debts, liabilities and duties of the Topaz Surviving Company.

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(d)          Certificate of Incorporation and Bylaws of the Topaz Surviving Company. At and after the Topaz Effective Time, the certificate of incorporation and bylaws of Topaz Holdings, as in effect immediately prior to the Topaz Effective Time, shall be the certificate of incorporation and bylaws of the Topaz Surviving Company, in each case, until amended in accordance with the DGCL.

(e)          Directors and Officers of the Surviving Company. From and after the Topaz Effective Time, the Persons serving as directors and/or officers of the Surviving Company immediately prior to the Topaz Effective Time shall be the initial directors and/or officers of the Topaz Surviving Company until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Topaz Surviving Company and applicable Law.

(f)          Effect on Shares of Capital Stock. At and after the Topaz Effective Time, by virtue of the Topaz Merger and without any action on the part of any Party or the holders of any of the securities of any Party, all shares of capital stock of the Surviving Company issued and outstanding immediately prior to the Topaz Effective Time shall be cancelled, retired and shall cease to exist, and the Parent Acquiror shall cease to have any rights with respect thereto.

Section 6.09.         Further Assurances. The Acquirors shall use commercially reasonable efforts to cooperate with Seller to take all actions reasonably necessary under applicable Law to effectuate the transfer of a portion of the Stock Consideration paid to Seller hereunder to certain parties to that certain Algeco Earnout Agreement, pursuant to the terms and conditions thereof, on or immediately following the Closing.

Article VII

JOINT COVENANTS OF SELLER AND ACQUIRORS

Section 7.01.        Access; Confidentiality; Notice of Certain Events.

(a)          From the date of this Agreement until the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 9.01, to the extent permitted by applicable Law, the Seller and Acquirors shall, and shall cause each of their respective Subsidiaries (if applicable), to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, commitments, personnel and records (in each case, whether in physical or electronic form) and, during such period, the Seller and Acquirors shall, and shall cause each of their respective Subsidiaries to, furnish reasonably promptly to the other Party any and all information (financial or otherwise) concerning its and its Subsidiaries’ business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Seller nor the Acquirors shall be required by this Section 7.01(a) to provide the other Party or the Representatives of such other Party with access to, or to disclose information that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement, the disclosure of which would violate any Law or duty or that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). The Seller and Acquirors will use commercially reasonable efforts to minimize any disruption to the business of the Acquired Companies that may result from the requests for access, data and information hereunder.

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(b)          The Seller and Acquirors will hold, and will cause their respective Representatives and Affiliates to hold, any non-public information, including any information exchanged pursuant to Section 7.01(a), in confidence in accordance with, and will otherwise comply with, the terms of the confidentiality provisions of the Term Sheet.

(c)          The Seller shall give prompt notice to the Acquirors, and the Acquirors shall give prompt notice to the Seller (i) of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions; (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Acquired Companies or the Acquirors, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or an Acquiror Material Adverse Effect, or that would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.01(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VIII or give rise to any right to terminate under Section 9.01.

Section 7.02.         Preparation of Proxy Statement/Registration Statement.

(a)          As promptly as practicable after the execution of this Agreement (provided that the Seller has provided to the Acquirors all of the information described in Section 7.02(d) hereof), (i) the Acquirors shall prepare and file with the SEC materials that shall include the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the shareholders of the Parent Acquiror relating to the Acquiror Shareholders Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement”) and (ii) the Acquirors shall prepare (with the Seller’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Ordinary Shares to be issued in connection with the Domestication and the Transactions. The Acquirors shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Parent Acquiror shall set a record date (the “Acquiror Record Date”) for determining the shareholders of the Parent Acquiror entitled to attend the Acquiror Shareholders Meeting. The Acquirors also agree to use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions, and the Seller shall furnish all information concerning the Acquired Companies and any of their respective shareholders as may be reasonably requested in connection with any such action. The Acquirors will cause the Proxy Statement to be mailed to each shareholder who was a shareholder of the Parent Acquiror as of the Acquiror Record Date promptly after the Registration Statement is declared effective under the Securities Act.

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(b)          The Acquirors will advise the Seller, promptly after the Acquirors receive notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. The Seller and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any other document each time before any such document is filed with the SEC, and the Acquirors shall give reasonable and good faith consideration to any comments made by the Seller and its counsel. The Acquirors shall provide the Seller and its counsel with (i) any comments or other communications, whether written or oral, that the Acquirors or their counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Acquirors to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(c)          The Seller and Acquirors shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Acquirors and at the time of the Acquiror Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Closing any information relating to the Seller, Signor, the Acquirors or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Seller or the Acquirors that is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Parent Acquiror.

(d)          The Seller acknowledges that a substantial portion of the Registration Statement will include disclosure regarding the Seller, the Acquired Companies, their respective officers, directors and stockholders, and their business, management, operations and financial condition. Accordingly, the Seller agrees to, and agrees to cause the Acquired Companies to, as promptly as reasonably practicable, use commercially reasonable efforts to provide the Acquirors with all such information that is required or reasonably requested by the Acquirors to be included in the Registration Statement or any other statement, filing, notice or application required to be made by or on behalf of the Acquirors to the SEC or NASDAQ in connection with the Transactions.

Section 7.03.         Governmental Approvals and Other Third-party Consents.

(a)          Each Party shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders or approvals.

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(b)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Transactions (but, for the avoidance of doubt, not including any interactions between the Seller or the Acquired Companies with Governmental Authorities in the ordinary course of business, any disclosure that is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each Party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c)          The Seller and the Acquirors shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04(b) of the Seller Disclosure Schedules and Section 4.03(b) of the Acquiror Disclosure Schedules; provided, however, that the Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 7.04.        Debt Financing.

(a)          The Acquirors have obtained a debt commitment letter, dated as of the date hereof (such letter, together with all annexes and exhibits attached thereto and the executed fee letter, dated as of the date hereof, as amended, modified, waived, supplemented, extended or replaced in accordance with the terms therein and herein, and in the case of the fee letter which may be redacted in respect of numeric fee amounts, economic terms and “market flex” provisions specified therein, collectively, the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions thereof, to lend to the Acquirors or one of their respective Affiliates the amounts set forth therein for, among other things, the purposes of financing the Transactions, to the extent set forth herein.

(b)          Each of the Acquirors and the Seller shall, and the Seller shall cause the Acquired Companies to, use commercially reasonable efforts to take (or cause to be taken) all actions, and to do (or cause to be done) all things necessary, proper or advisable such that prior to the Closing the Acquirors may consummate the Debt Financing, which, together with the funds in the Trust Account and the proceeds of the Equity Offering and the proceeds of the Backstop Offering, if applicable, shall be sufficient to consummate the Transactions, including by using commercially reasonable efforts to (i) negotiate definitive agreements with respect to the Debt Financing (the “Debt Financing Documents”); (ii) satisfy (or, if deemed advisable by the Acquirors and the Seller, seek a waiver of) on a timely basis all conditions in any Debt Financing Documents that are within its control and otherwise comply with its obligations thereunder; (iii) maintain in effect any Debt Financing Documents until the Transactions are consummated or this Agreement is terminated in accordance with its terms; and (iv) enforce its rights under any Debt Financing Documents in the event of a breach by any counterparty thereto that would reasonably be expected to materially impede or delay the Closing. The Seller and each of the Acquirors shall give the other Party prompt oral and written notice of any material breach or default by any party to any Debt Financing Documents or any Alternative Financing, in each case of which it has become aware, and any purported termination or repudiation by any party to any Debt Financing Documents or any Alternative Financing, in each case of which it has become aware, or upon receipt of written notice of any material dispute or disagreement between or among the parties to any Debt Financing Documents or any Alternative Financing or any Debt Financing Source. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in any Debt Financing Documents, each of the Acquirors and the Seller shall use commercially reasonable efforts to promptly arrange to obtain alternative financing (“Alternative Financing”) from alternative sources in an amount sufficient to consummate the Transactions on terms and conditions no less favorable to the Acquirors than the terms and conditions under the Debt Commitment Letter. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing and the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include any commitment letters entered into with respect to any Alternative Financing.

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(c)          From and after the date of this Agreement until the Closing, the Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to provide the Acquirors with all cooperation reasonably requested by the Acquirors in connection with the Debt Financing, including by using commercially reasonable efforts to (i) provide to the Acquirors pertinent and customary financial and other information regarding the Acquired Companies as reasonably requested by the Acquirors for purposes of the Debt Financing and to cause Signor’s senior management to participate in a reasonable number of meetings (upon reasonable advance notice and at times and locations to be mutually agreed) to discuss any such information; (ii) participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing), conference calls, presentations, road shows, due diligence (including accounting due diligence) and drafting sessions and sessions with actual and prospective Debt Financing Sources, prospective lenders, investors and rating agencies; (iii) provide reasonable assistance in the preparation of those sections of any customary prospectuses, offering memoranda, information memoranda or other customary materials that relate to the Acquired Companies and the business of the Acquired Companies; (iv) assist the Acquirors and the Debt Financing Sources with their marketing efforts with respect to the Debt Financing, including in the preparation of materials for rating agency presentations, lender presentations, bank information memoranda, offering documents, private placement memoranda, prospectuses, business projections or other marketing documents customarily used to arrange the Debt Financing contemplated by the Debt Commitment Letter (and identifying any portion of information provided that constitutes material non-public information); (v) execute and deliver, as of the Closing, any definitive financing documents, including any credit or purchase agreements, subscription agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, or any amendments thereto, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by any Debt Financing Sources in connection with the applicable Debt Financing and otherwise reasonably facilitating the pledging of collateral, as applicable; and (vi) take all corporate or other actions necessary to permit the consummation of the Debt Financing and to permit the gross proceeds thereof to be made available on the Closing Date to consummate the Transactions.

Section 7.05.         Public Announcements.  So long as this Agreement is in effect, neither the Seller, the Acquirors, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior consent of the other Parties; provided, however, that such Party may issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior consent of the other Parties if such Party (a) determines, after consultation with outside counsel, that such press release or other public announcement is required by applicable Law, including the Securities Act or Exchange Act and (b) endeavors, on a reasonable basis given the circumstances, to provide a meaningful opportunity to the other Party to review and comment on such press release or other public announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

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Section 7.06.         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording, value added and other such Taxes, fees and charges (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by the Acquirors, on the one hand, and the Seller, on the other hand. The Party required under applicable Law to file any Tax Return or other document with respect to such Taxes or fees shall, at its own expense, timely file any such Tax Return or other document (and the other Parties shall cooperate with respect thereto as necessary)

Section 7.07.         Closing Conditions. From the date hereof until the Closing, each Party shall, and shall cause its respective Affiliates and Representatives to use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof. Without limiting the foregoing, each Party hereby covenants and agrees to use commercially reasonable efforts to work together to effectuate the transactions contemplated by this Agreement as soon as practicable and shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to give effect to such transactions. Notwithstanding the foregoing, this Section 7.07, shall not (a) require any Party to pay or commit to pay any amount to (or incur any obligation in favor of) any Person to obtain any consents, approvals or authorizations of any third parties that are required in connection with the transactions contemplated by this Agreement (other than nominal filing, attorneys or application fees), (b) require Seller to waive any of the conditions set forth in Section 8.01 or waive or cause to be satisfied any of the conditions set forth in Section 8.02, (c) require any Acquiror to waive any of the conditions set forth in Section 8.01 or waive or cause to be satisfied any of the conditions set forth in Section 8.03, or (d) limit any Party’s right to terminate this Agreement in accordance with the terms and conditions of Section 9.01.

Section 7.08.         Further Assurances. Following the Closing, each Party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 7.09.         Registration Rights Agreement. Between the date hereof and Closing, each Party shall, and shall cause its respective Affiliates to, negotiate an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), which shall amend and restated in its entirety that certain Registration Rights Agreement, dated January 11, 2018, by and among Parent Acquiror and the initial investors named on the signature pages thereto, and shall be entered into and effective as of the Closing Date, on commercially reasonable and customary terms for a transaction similar to the Transactions and consistent with the terms set forth in the “Registration Rights” section of the Term Sheet, and otherwise in form and substance reasonably satisfactory to the Acquirors and Seller. The Parties agree that the Registration Rights Agreement shall contain lock-up provisions that are consistent with the terms set forth in the “Sale/Transfer/Registration Restrictions/Lock-up period” section of the Term Sheet and customary joinder provisions, pursuant to which each other Person who is issued or receives shares of common stock of ListCo in connection with the Transactions shall become party thereto.

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Article VIII

CONDITIONS TO CLOSING

Section 8.01.        Conditions to Obligations of the Parties. The obligation of each Party to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)          No Prohibition or Legal Proceedings. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, restraining order, preliminary or permanent injunction or other order that has the effect of making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions. No Governmental Authority or other Person shall have commenced any legal proceeding challenging or seeking to prohibit the Transactions or Transaction Proposals.

(b)          Financing. Effective as of immediately prior to (or substantially concurrently with) the Closing, the Debt Financing shall have been obtained.

(c)          Acquiror Shareholder Approvals. The Acquiror Shareholder Approvals shall have been obtained.

(d)          Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered, or caused to be executed and delivered, by each Party thereto.

(e)          Initial Designees. The Seller Designees, Founder Designees and the Independent Designee shall have, subject to the Closing occurring, been appointed to the Board of Directors of ListCo.

(f)          Acquisition of Target. The transactions contemplated by the Target Merger Agreement shall have been consummated pursuant to the terms and conditions thereof, as such terms and conditions are set forth in the execution version delivered to the Seller on the date hereof.

Section 8.02.        Conditions to Obligations of Seller. The obligation of the Seller to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing, or waiver by the Seller, in their sole discretion, of each of the following conditions:

(a)          Representations and Warranties. (i) The representations and warranties of the Acquirors set forth in Section 4.02(a) shall be true and correct in all respects (other than any failures of any such representations and warranties to be true and correct that are de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date; (ii) without giving effect to any qualification as to materiality or Acquiror Material Adverse Effect contained therein, the representations and warranties of the Acquirors set forth in Section 4.01, Section 4.02(b), Section 4.02(c), Section 4.02(d), Section 4.04 and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date; and (iii) without giving effect to any qualification as to materiality or Acquiror Material Adverse Effect contained therein, each of the other representations and warranties of the Acquirors set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date.

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(b)          Covenants. The Acquirors shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)          Closing Certificate. At the Closing, the Acquirors shall have delivered or caused to be delivered to the Seller a certificate signed on behalf of the Acquirors by a duly authorized executive officer of each Acquiror stating that the conditions specified in Section 8.02(a) and Section 8.02(b) have been satisfied;

(d)          Certificate of Secretary. At the Closing, the Acquirors shall have respectively delivered or caused to be delivered to the Seller a certificate signed by the Secretary or any duly authorized officer of each Acquiror, attesting to the completion of all necessary corporate action by such Acquiror to execute and deliver this Agreement and to consummate the Transaction, and including (i) copies of the organizational documents of such Acquiror certified by the Secretary of State of the State of Delaware dated no more than ten (10) Business Days prior to the Closing Date, (ii) resolutions or an action by written consent required in connection with this Agreement, and (iii) a good standing (or similar) certificate of such Acquiror from the Secretary of State of the State of Delaware that is dated no more than two (2) Business Days prior to the Closing Date.

(e)          Minimum Proceeds. The aggregate amount of proceeds to be delivered by Parent Acquiror at Closing of the Target Merger from the Trust Account, the Equity Offering and the Backstop Offering, if any, before paying Transaction Expenses, shall equal at least $225.0 million.

(f)          No Material Adverse Effect. Since the date of this Agreement, no Acquiror Material Adverse Effect shall have occurred.

(g)          Domestication. The Domestication shall have been completed.

(h)          Certificates of Merger. The Arrow Certificate of Merger, duly executed by Arrow Parent, and the Topaz Certificate of Merger, duly executed by Topaz Holdings, shall have been delivered and filed in accordance with applicable Law.

(i)          ListCo Governing Documents. The Certificate of Incorporation of ListCo shall have been filed with the Delaware Secretary of State and the Bylaws of ListCo shall have been adopted by its board of directors.

(j)          Signor Acquiror Governing Documents. The Certificate of Incorporation and Bylaws of the Signor Acquiror in effect on the date hereof, in the respective forms attached hereto as Exhibit F and Exhibit G (collectively, the “Signor Acquiror Governing Documents”), shall not have been amended without the consent of the Seller.

(k)          Resignation of Officers and Directors of the Parent Acquiror. The Parent Acquiror shall have delivered to Seller the written resignations of the officers and directors of the Parent Acquiror that are not listed in the ListCo Governing Documents effective as of the Closing.

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Section 8.03.         Conditions to Obligations of the Acquirors. The obligation of the Acquirors to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing, or waiver by the Acquirors, in their sole discretion, of each of the following conditions:

(a)          Representations and Warranties. (i) The representations and warranties of the Seller set forth in Section 3.03(a) shall be true and correct in all respects (other than any failures of any such representations and warranties to be true and correct that are de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date; (ii) without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein, the representations and warranties of the Seller set forth in Section 3.01, Section 3.02, Section 3.03(b), Section 3.03(c), Section 3.03(d) and Section 3.18 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date; and (iii) without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein, each of the other representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except, in the case of this clause (iii), where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in such manner as of such date.

(b)          Covenants. The Acquired Companies shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)          Closing Certificate. At the Closing, the Seller shall have delivered or caused to be delivered to the Acquirors a certificate signed by a duly authorized executive officer of the Seller stating that the conditions specified in Section 8.03(a) and Section 8.03(b) have been satisfied.

(d)          Certificate of Secretary. At the Closing, the Seller shall have delivered or caused to be delivered to the Acquirors certificates signed by the Secretary or any duly authorized officer of the Seller, attesting to the completion of all necessary action by such Seller to execute and deliver this Agreement and to consummate the Transaction, and including (i) copies of the organizational documents of the Seller, (ii) any resolutions or an action by written consent required in connection with this Agreement, and (iii) a good standing (or similar) certificate of the Seller issued by the relevant authority in its jurisdiction of formation that is dated no more than two (2) Business Days prior to the Closing Date.

(e)          No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(f)          FIRPTA Certificates. The Acquirors shall have received one or more duly completed and executed certificates reasonably satisfactory to the Acquirors pursuant to Section 1445 of the Code from the Seller, certifying that the Membership Interests do not constitute a U.S. real property interest within the meaning of Section 1445 of the Code.

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(g)          Affiliate Agreements. Each Acquired Company shall have been released with no further liability from each Affiliate Agreement listed in Section 8.03(g) of the Seller Disclosure Schedules.

(h)          Minimum Cash. On the Closing Date, prior to giving effect to the Transactions or proceeds from the Debt Financing, Trust Account, Equity Offering or Backstop Offering, if any, the combined businesses of Target and Signor shall have at least $5.0 million of Cash or cash equivalents available.

Article IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01.         Termination. This Agreement may be terminated prior to the Closing:

(a)          by the mutual written consent of the Seller and the Acquirors;

(b)          by either the Seller or the Acquirors, if the Closing has not taken place on or before such date that is 120 days from the date hereof (the “Outside Date”); provided that such period may be extended for any additional thirty (30) days by mutual written consent of the Seller and Acquirors, in which case such later date shall be the Outside Date; provided further that neither the Seller nor the Acquirors will be permitted to terminate this Agreement pursuant to this Section 9.01(b) if the failure of the Closing to occur by the Outside Date is attributable to a failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Closing Date;

(c)          by the Seller, if the Acquirors shall have breached any representation or warranty or shall have failed to comply with any covenant or agreement applicable to the Acquirors, in each case that would cause any of the conditions set forth in Section 8.01 or Section 8.02 not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided, however, that the Seller is not then in material breach of this Agreement;

(d)          by the Acquirors, if the Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to the Seller, in each case that would cause any of the conditions set forth in Section 8.01 or Section 8.03 not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided, however, that neither Acquiror is then in material breach of this Agreement;

(e)          by either the Seller or the Acquirors in the event of the issuance of a final, non-appealable order by a Governmental Authority restraining or prohibiting the Transactions;

(f)          by either the Seller or the Acquirors if the Acquiror Shareholder Approvals are not obtained at the Acquiror Shareholder Meeting duly convened therefor (unless such the Acquiror Shareholder Meeting has been adjourned, in which case at the final adjournment thereof) at which a vote on the Transaction Proposals was taken; and

(g)          by the Acquirors if Seller has not, within one (1) hour following execution of this Agreement, delivered evidence reasonably satisfactory to the Acquirors that Seller, as sole owner of the Shares, has received and approved this Agreement and the Transactions.

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Section 9.02.         Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other Party, together with a brief description of the basis on which the Party is terminating this Agreement.

Section 9.03.         Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party, except that the confidentiality provisions of the Term Sheet, Section 7.01(b) and this Section 9.03 shall survive such termination; provided, however, that nothing in this Agreement shall relieve a Party from liability for (i) any breach by such Party of the terms and provisions of this Agreement prior to such termination or (ii) fraud.

Section 9.04.        Extension; Waiver. At any time prior to the Closing, either the Seller or the Acquirors may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall not operate as an extension or waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

Section 9.05.         Waiver of Claims. Notwithstanding anything to the contrary contained herein, the Parties (each on behalf of itself and its officers, directors, employees, agents, Affiliates and Representatives) hereby waive any rights or claims, whether at law or at equity, in contract, in tort, or otherwise against the Debt Financing Sources and hereby agree that in no event shall the Debt Financing Sources have any liability or obligation to the Parties or their respective officers, directors, employees, agents, Affiliates and Representatives and in no event shall the Parties seek or obtain any other damages of any kind against any Debt Financing Source (including special, consequential, indirect or punitive damages or damages of a tortious nature), in each case in connection with this Agreement, the Debt Financing, the Debt Financing Documents or the transactions contemplated hereby and thereby.

Article X

INDEMNIFICATION

Section 10.01.       Indemnification by Seller. Notwithstanding any other provision of this Agreement, including the representations and warranties of the Acquired Companies set forth in Article III, the Seller shall indemnify and defend each Acquiror and their respective Representatives (collectively, the “Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder) (“Losses”) incurred or sustained by, or imposed upon, the Indemnitees or the Acquired Companies relating to (i) any breach of Section 3.01(ii), Section 3.01(iii) or Section 3.04(a) or any Action directly relating to or arising from the events or circumstances that resulted in such breach or (ii) any Environmental Liability related to the operation of the Acquired Companies prior to the Closing Date; provided that any references to materiality or Company Material Adverse Effect shall be disregarded in determining whether a breach has occurred for purposes of this Article X.

Section 10.02.       Indemnification Procedures. The party making a claim under this Article X is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party.”

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(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent the Indemnifying Party is materially prejudiced by such failure to provide prompt written notice. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in all respects in such defense; provided that such Indemnifying Party may only assume such defense if it acknowledges in writing its obligation to indemnify in full the Indemnified Party pursuant to this Agreement; provided, further, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company. In the event the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.02(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a material conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to defend such Third Party Claim or, in the reasonable opinion of counsel to the Indemnified Party, fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.02(b) defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.02(b). If an offer is made to settle a Third Party Claim (a “Proposed Settlement”) and such offer would not lead to liability or the creation of a financial or other obligation of the Indemnified Party and such offer provides for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days of receipt of such notice, then the Indemnified Party may contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party with respect to such Third Party Claim shall not exceed the amount of such Proposed Settlement. If the Indemnified Party fails to consent to such Proposed Settlement and also fails to assume defense of such Third Party Claim, then the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such Proposed Settlement. If the Indemnified Party has assumed the defense pursuant to Section 10.02(a), it shall not agree to any Proposed Settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)          Direct Claims. Subject to the limitations set forth in Section 10.03(e), any Action by an Indemnified Party on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent the Indemnifying Party is materially prejudiced by such failure to provide prompt written notice. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have forty-five (45) days after receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and to investigate whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such forty-five (45)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)          Mitigation. The Acquirors agree to, and to cause the Company to, take all commercially reasonable actions to mitigate all Losses incurred or reasonably expected to be incurred by any Indemnified Party.

(e)          Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article X, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(f)          Exclusive Remedy. Notwithstanding anything contained herein to the contrary, from and after the Closing, subject to any Person’s right to seek specific performance and/or injunctive or other equitable relief, indemnification pursuant to the provisions of this Article X shall be the sole and exclusive remedy with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the Transactions contemplated hereby (except for fraud), regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

Section 10.03.      Limitations on Indemnification Obligations. Notwithstanding anything herein to the contrary, the rights of the Indemnified Parties to indemnification pursuant to the provisions of this Article X are subject to the following limitations:

(a)          the amount of any and all Losses shall be determined net of (i) any amounts actually recovered by any Indemnified Party under any insurance policies from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses (net of the cost of recovery and increases in insurance premiums) and (ii) any cash Tax benefits actually realized by the Indemnified Parties (or their direct or indirect beneficial owners) in the year of such Loss or the next succeeding taxable year that are attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Loss;

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(b)          an Indemnified Party’s right to make a claim for indemnification hereunder shall expire on March 31, 2020;

(c)          in no event shall the Indemnifying Parties have any obligation to indemnify the Indemnified Parties with respect to any Losses incurred under this Article X until the total amount of Losses the Indemnified Parties would recover pursuant to the terms hereof equals or exceeds $500,000, at which point, the Seller will be obligated to indemnify the Indemnified Parties for the entire amount of any such indemnifiable Losses;

(d)          in no event shall the Indemnifying Parties’ aggregate liability for Losses arising under this ARTICLE X exceed $49.1 million; provided that in no event shall the Indemnifying Parties’ aggregate liability under Section 10.01(ii) exceed $3,737,605; and

(e)          in no event shall the Indemnifying Parties be liable for any consequential, indirect, special, exemplary, punitive, incidental or enhanced damages, or other similar types of damages, including, but not limited to, damages for lost profits, lost revenues, lost business or diminution in value, regardless of whether such damages were foreseeable and the legal or equitable theory (contract, tort or otherwise) upon which the claim was made; provided that the limitation in this Section 10.03(e) shall not apply to any such damages that are payable to a third party by an Indemnified Party as determined by a court of competent jurisdiction in a final, non-appealable judgment.

Article XI

MISCELLANEOUS

Section 11.01.       Amendment and Modification; Waiver.

(a)          Subject to applicable Law and except as otherwise provided in this Agreement, prior to the Closing this Agreement may be amended, modified and supplemented by an instrument in writing signed on behalf of each of the Parties.

(b)          At any time and from time to time prior to the Closing, the Seller or the Acquirors may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the Seller or the Acquirors, as applicable, (ii) waive any inaccuracies in the representations and warranties made to the Seller or the Acquirors contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of the Seller or the Acquirors, as applicable, contained herein. Any agreement on the part of the Seller or the Acquirors to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Seller or the Acquirors, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

(c)          Notwithstanding anything in this Agreement to the contrary, no amendment may be made to Section 7.04 (Debt Financing), Section 9.05 (Waiver of Claims), this Section 11.01 (Amendment and Modification; Waiver), Section 11.07 (Entire Agreement; Third-Party Beneficiaries), Section 11.09 (Governing Law; Jurisdiction), Section 11.10 (Waiver of Jury Trial), Section 11.11 (Assignment), and any of the defined terms used therein and any other provisions of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the foregoing (in each case to the extent that such amendment affects the Debt Financing Sources) without the prior written consent of the Debt Financing Sources.

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Section 11.02.       Non-Survival of Representations and Warranties. Except for the representations and warranties referred to in Section 10.01, which survive until March 31, 2020, and the applicable registration rights and lock-up provisions of the Term Sheet, none of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing. This Section 11.02 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing.

Section 11.03.       Expenses. Except as otherwise expressly provided in this Agreement, until the Closing, or in the event this Agreement is terminated in accordance with Section 9.01, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses. Following the Closing, all Transaction Expenses shall be reimbursed from the gross proceeds from the Transactions. For the avoidance of doubt, upon Closing of the Transactions, all Transaction Expenses shall be paid by the Acquirors and the Acquired Companies.

Section 11.04.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Seller, to:

Arrow Holdings S.a r.l.

20 Rue Eugene Ruppert

L-2453 Luxembourg

Attn: Evelina Ezerinskaite

E-mail: tdrlux@tdrcapital.com

with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: William Schwitter

Facsimile: (212) 610-6399

E-mail: william.schwitter@allenovery.com

if to the Acquirors, to

Platinum Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention: Eli Baker

Facsimile: (310) 552-4508

E-mail: elibaker@geacq.com

and

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Topaz Holdings Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention: Eli Baker

Facsimile: (310) 552-4508

E-mail: elibaker@geacq.com

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Joel L. Rubinstein

   Jason D. Osborn

Facsimile: (212) 294-4700

E-mail: jrubinstein@winston.com

josborn@winston.com

Section 11.05.       Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 11.06.       Counterparts. This Agreement may be executed manually or by facsimile or pdf by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 11.07.       Entire Agreement; Third-Party Beneficiaries.

(a)          This Agreement (including the Seller Disclosure Schedules and the Acquiror Disclosure Schedules), the Ancillary Agreements and the applicable registration rights and lock-up provisions of the Term Sheet constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)          Except as provided in Section 6.05, no provision of this Agreement or the Term Sheet, in each case express or implied, is intended to or shall confer upon any other Person other than the Parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that the Debt Financing Sources are intended third-party beneficiaries of, and may enforce, Section 7.04 (Debt Financing), Section 9.05 (Waiver of Claims), Section 11.01 (Amendment and Modification; Waiver), Section 11.07 (Entire Agreement; Third-Party Beneficiaries), Section 11.09 (Governing Law; Jurisdiction), Section 11.10 (Waiver of Jury Trial) and Section 11.11 (Assignment).

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Section 11.08.       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

Section 11.09.       Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles that would result in the application of the Law of any other jurisdiction; provided that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by , and construed in accordance with the internal Laws of the State of New York, without giving effect to principles or rules or conflicts of laws to the extent such principles or rules would require or permit the application of laws of another jurisdictions.

(b)          Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 11.09(b) in the manner provided for notices in Section 11.04. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law. Each Party agrees that it (w) will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement, the Debt Financing, the Debt Financing Documents or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than exclusively the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 11.10 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim; (x) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Debt Commitment Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court; (y) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and (z) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

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(c)          Notwithstanding anything herein to the contrary, the Parties agree that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) concerning the construction, validity, interpretation and enforceability of the Debt Commitment Letter, or any of the Transactions, including, without limitation, any claim, controversy or dispute arising out of or relating in any way to the Debt Financing (whether based on contract, tort or otherwise) or concerning any Debt Financing Source shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 11.10.      Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION AGREEMENTS DELIVERED IN CONNECTION HEREWITH AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, INCLUDING ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

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Section 11.11.       Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided that the Seller may assign its rights and interest (but not its obligations) hereunder to any Debt Financing Source as collateral for security purposes in connection with the Debt Financing without prior written consent. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 11.12.       Enforcement; Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

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IN WITNESS WHEREOF, the Seller and the Acquirors have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

ARROW HOLDINGS S.A R.L.

By:	/s/ Jorrit Crompvoets
Name: Jorrit Crompvoets
Title: Manager B

PLATINUM EAGLE ACQUISITION CORP.

By:	/s/ Jeff Sagansky
Name: Jeff Sagansky
Title: Chief Executive Officer and Chairman

SIGNOR MERGER SUB, INC.

By:	/s/ Jeff Sagansky
Name: Jeff Sagansky
Title: President

TOPAZ HOLDINGS CORP.

By:	/s/ Jeff Sagansky
Name: Jeff Sagansky
Title: President

[Signature Page to Agreement of Merger]

Exhibit A

DEFINITIONS

“2017 and 2018 Unaudited Financial Statements” shall have the meaning set forth in Section 3.05(a)(ii).

“Acquired Companies” shall have the meaning set forth in the Recitals.

“Acquired Company Related Party” shall have the meaning set forth in Section 3.21.

“Acquired Subsidiaries” shall have the meaning set forth in Section 3.02(b).

“Acquiror Balance Sheet Date” shall have the meaning set forth in Section 4.09.

“Acquiror Disclosure Schedules” means the disclosure schedules dated as of the date of this Agreement delivered by the Acquirors to the Seller and that form a part of this Agreement.

“Acquiror Financial Statements” shall have the meaning set forth in Section 4.07(d).

“Acquiror Material Adverse Effect” means any change, effect, development, circumstance, condition, event, state of facts or occurrence that has or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of the Acquirors to perform their obligations under the Transaction Documents or to consummate the Transactions.

“Acquiror Record Date” shall have the meaning set forth in Section 7.02(a).

“Acquiror SEC Reports” shall have the meaning set forth in Section 4.06.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Parent Acquiror Governing Documents) shareholder of the Parent Acquiror to redeem all or a portion of the Parent Ordinary Shares held by such shareholder at a per-share price, payable in cash, equal to such shareholder’s pro rata share of the funds held in the Trust Account (as determined in accordance with the Parent Acquiror Governing Documents) in connection with the Acquiror Shareholder Approvals.

“Acquiror Shareholder Approvals” shall have the meaning set forth in Section 4.15.

“Acquiror Shareholders Meeting” shall have the meaning set forth in Section 6.02.

“Acquirors” shall have the meaning set forth in the Preamble.

“Acquisition Proposal” shall have the meaning set forth in Section 5.03.

“Action” means any claim, action, suit, arbitration, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any court, arbitrator or Governmental Authority or similar body.

“Adverse Recommendation” shall have the meaning set forth in Section 6.02.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly, whether through one or more intermediaries or otherwise, controls, is controlled by or is under common control with such specified Person.

“Affiliate Agreement” shall have the meaning set forth in Section 3.21.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Financing” shall have the meaning set forth in Section 7.04(b).

“Ancillary Agreements” shall mean the Escrow Agreement, the Earnout Agreement and the Registration Rights Agreement.

“Arrow Certificate of Merger” shall have the meaning set forth in Section 2.02.

“Arrow Holdings” shall have the meaning set forth in the Recitals.

“Arrow Bidco” shall have the meaning set forth in the Recitals.

“Balance Sheet Date” shall have the meaning set forth in Section 3.06.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Department of State of the State of Delaware or the commercial banks in the City of New York, New York or the Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in the Cayman Islands) are required or authorized by Law to close.

“Class A Shares” shall have the meaning set forth in Section 4.02(a).

“Class B Shares” shall have the meaning set forth in Section 4.02(a).

“Closing” shall have the meaning set forth in Section 2.09.

“Closing Certificate” shall have the meaning set forth in Section 8.02(c).

“Closing Date” shall have the meaning set forth in Section 2.09.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall have the meaning set forth in Section 3.13(a).

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other employee benefit plan, policy, program, arrangement or agreement providing employee benefits of any kind, including bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, profit sharing, pension, paid time off, cafeteria, dependent care, medical care, life insurance, disability insurance, accidental death and dismemberment insurance, welfare, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefits, in each case, established, maintained, sponsored, contributed to or required to be contributed to for the benefit of any current or former employee, director, natural person independent contractor or consultant (or any dependent or beneficiary thereof) of the Acquired Companies or with respect to which an Acquired Company has or may have any present or future material obligation or liability (whether actual or contingent).

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Financial Statements” shall have the meaning set forth in Section 3.05(a)(ii).

“Company Leased Real Property” shall have the meaning set forth in Section 3.15(b).

“Company Material Adverse Effect” means any change, effect, development, circumstance, condition, event, state of facts or occurrence that, (i) individually, or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, results of operations of the Acquired Companies, taken as a whole; provided, however, that in no event would any of the following (or effect of the following) alone, or in combination, be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions; (b) conditions (or changes therein) in any industry or industries in which the Acquired Companies operate; (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes in interest rates or other changes affecting financial, credit or capital market conditions; (d) any change in US GAAP or interpretation thereof; (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority; (f) the execution and delivery of this Agreement or the consummation of the Transactions, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement; (g) any failure by Signor to meet any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Signor to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, however, in each case, that the facts and circumstances underlying any such change or failure may be considered in determining whether there has been a Company Material Adverse Effect); or (h) changes or effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, natural disaster, weather conditions or other force majeure events; provided, in each of clauses (a), (b), (c) and (h) of this definition, if such change, effect, development, circumstance, condition, event, state of facts or occurrence referenced has a disproportionate effect on the Acquired Companies (as compared to other participants in the industry in which the Acquired Companies operate), then such disproportionate effect may be considered in determining whether a Company Material Adverse Effect has occurred (but only to the extent of such disproportionate effect) or (ii) prevents or materially delays the Seller from performing their material obligations under this Agreement or consummation of the Transactions.

“Company Owned IP” shall have the meaning set forth in Section 3.14(b).

“Company Owned Real Property” shall have the meaning set forth in Section 3.15(a).

“Company Permits” shall have the meaning set forth in Section 3.07(b).

“Contracts” means all contracts, subcontracts, agreements, Collective Bargaining Agreements, leases, subleases, licenses, commitments, sales and purchase orders, and other instruments, arrangements or understandings of any kind.

“Debt Commitment Letter” shall have the meaning set forth in Section 7.04(a).

“Debt Financing” shall have the meaning set forth in the Target Merger Agreement.

“Debt Financing Documents” shall have the meaning set forth in Section 7.04(b).

“Debt Financing Proceeds” means the funds obtained by the Signor Acquiror pursuant to the Debt Financing.

“Debt Financing Sources” means the financial institutions identified in the Debt Commitment Letter, together with the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing and each other Persons that commits to provide or otherwise provides the Debt Financing in accordance with this Agreement, whether by joinder to the Debt Commitment Letter or otherwise, including any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates, and respective Affiliates’ officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives and their respective successors and assigns.

“DGCL” shall have the meaning set forth in the Recitals.

“Direct Claim” shall have the meaning set forth in Section 10.02(c).

“Domestication” shall have the meaning set forth in the Recitals.

“Effective Time” shall have the meaning set forth in Section 2.02.

“Environmental Claims” means any and all administrative, regulatory or judicial claims, actions or proceedings alleging Environmental Liability.

“Environmental Law” means any applicable Law in effect as of the Closing Date relating to pollution or protection of the environment, natural resources, and human health with respect to exposure of Hazardous Materials, including those relating to the handling, transportation, treatment, storage, disposal, discharge, emission, control or cleanup of any Hazardous Materials.

“Environmental Liability” means any obligations, liabilities, fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses, and disbursements arising from a violation of Environmental Law or Release of Hazardous Materials.

“Environmental Permit” means any permit, license, authorization or approval required under applicable Environmental Laws.

“Equity Offering” shall have the meaning set forth in the Recitals.

“Equity Offering Proceeds” shall have the meaning set forth in the Target Merger Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Founder Designees” means the two (2) Persons nominated by the Founders to serve on the Board of Directors of ListCo.

“Founders” shall mean, collectively, Jeff Sagansky, Harry E. Sloan and Double Eagle Acquisition LLC.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority.

“Governmental Authority” means any United States federal, state, local, municipal, regulatory or administrative authority, instrumentality, board, agency, commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Materials” means any chemical, material, substance, gas or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law (including asbestos or asbestos-containing materials and polychlorinated biphenyls).

“Indebtedness” means with respect to any Person, without duplication:

(a)	any indebtedness (including principal and accrued and unpaid interest and premium) of such Person, whether or not contingent:

(i)	in respect of borrowed money;

(ii)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii)	representing the balance deferred and unpaid of the purchase price of any property (including capitalized lease obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business; or

(iv)	representing any hedging obligations;

if and to the extent that any of the foregoing Indebtedness in clauses (i) through (v) (other than letters of credit and hedging obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with US GAAP;

(b)          to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a)(i) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c)        to the extent not otherwise included, the obligations of the type referred to in clause (a)(i) of a third Person secured by a Lien on any assets owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the fair market value of such assets at such date of determination and (ii) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (i) contingent obligations incurred in the ordinary course of business, (ii) accrued expenses and royalties, (iii) an obligation between an Acquired Company and any Subsidiary of such Acquired Company or between any two Acquired Subsidiaries, (iv) an operating lease obligation, (v) any deferred revenue; (vi) performance bonds; or (vii) any undrawn letter of credit.

“Indemnified Party” shall have the meaning set forth in Section 10.02.

“Indemnifying Party” shall have the meaning set forth in Section 10.02.

“Indemnitees” shall have the meaning set forth in Section 10.01.

“Independent Designee” means the one (1) Person nominated by mutual agreement of the Founders, Seller and Arrow Holdings, who shall be “independent” for NASDAQ purposes, to serve on the Board of Directors of ListCo.

“Intellectual Property” means all intellectual property protected under the laws of the U.S. or any foreign jurisdiction, including (a) patents, industrial design registrations applications therefore, including all provisionals, continuations, continuations-in-part and divisionals, reissues, reexaminations, renewals and extensions of any of the foregoing and any other governmental grant for the protection of inventions or industrial designs; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, whether registered or unregistered and the goodwill associated with any of the foregoing, together with any registrations and applications for registration thereof (collectively, “Trademarks”); (c) copyrights, whether registered or unregistered, all moral rights associated with any of the foregoing, and any registrations, renewals and applications for registration thereof; (d) trade secrets and confidential or proprietary information, including know-how, concepts, methods, processes, algorithms, designs, schematics, drawings, formulae, technical data, techniques, protocols, specifications, research and development information, technology, business plans, and customer lists and supplier lists, in each case to the extent protected as trade secrets (collectively “Trade Secrets”); and (e) internet domain name registrations.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge of the individuals named on Schedule A of the Seller Disclosure Schedules.

“Law” means any law, regulation, rule, code, ordinance or applicable order of a Governmental Authority.

“Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, lease, license, right-of-way, easement, encroachment, restriction on transfer, title defect, option, right of first refusal or first offer or other third party (or governmental) right, lien or charge of any kind or nature. For the avoidance of doubt, “Lien” shall not be deemed to include any license of Intellectual Property.

“ListCo” shall have the meaning set forth in the Recitals.

“ListCo Governing Documents” shall have the meaning set forth in Section 6.02.

“Losses” shall have the meaning set forth in Section 10.01.

“Material Contract” shall have the meaning set forth in Section 3.16(a).

“Material Lease” shall have the meaning set forth in Section 3.15(b).

“Membership Interests” means all of the issued and outstanding membership interests in Target Parent.

“Merger” shall have the mean set forth in Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.07(a).

“Merger Sub” shall have the meaning set forth in the Recitals.

“Minimum Proceeds” shall have the meaning set forth in the Target Merger Agreement.

“NASDAQ” means the NASDAQ Capital Market.

“Outside Date” shall have the meaning set forth in Section 9.01(b).

“Parent Acquiror” shall have the meaning set forth in the Preamble.

“Parent Acquiror Governing Documents” means the Amended and Restated Memorandum and Articles of Association of the Parent Acquiror, as adopted January 16, 2018.

“Parent Ordinary Shares” shall have the meaning set forth in Section 4.02(a).

“Parent Preferred Shares” shall have the meaning set forth in Section 4.02(a).

“Party” shall have the meaning set forth in the Preamble.

“Permitted Liens” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established; (b) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business; (c) non-monetary encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, or would not, reasonably be expected to, materially interfere with the Acquired Companies’ present uses or occupancy of such real property; (d) zoning, building code laws and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property; (e) matters that would be disclosed by an accurate survey or inspection of the real property; (f) that is disclosed on the most recent consolidated balance sheet of Signor or notes thereto or securing liabilities reflected on such balance sheet; (g) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Signor; or (h) that would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Prohibited Act” means, in respect of any Person, the making, offering or authorizing of any gift, payment, promise, profit participation or other advantage, whether directly or indirectly through any other Person, to or for the use or benefit of any public official, political party, political party official or candidate for office or any Person acting on behalf of or for the benefit any of the foregoing in violation of applicable anti-bribery laws.

“Proposed Settlement” shall have the meaning set forth in Section 10.02(b).

“Proxy Statement” shall have the meaning set forth in Section 7.02(a).

“Real Property” shall have the meaning set forth in Section 3.15(a).

“Registered Company IP” shall have the meaning set forth in Section 3.14(a).

“Registration Rights Agreement” shall have the meaning set forth in Section 7.09.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Acquiror under the Securities Act with respect to the shares of the Parent Ordinary Shares to be issued to shareholders of ListCo in connection with the Domestication.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, dumping, injection, pouring, deposit, disposal, discharge, dispersal, emptying, escaping, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or from any building, structure, facility or fixture.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such Act.

“Seller” shall have the meanings set forth in the Preamble.

“Seller Designees” means the three (3) Persons nominated by Seller to serve on the Board of Directors of ListCo.

“Seller Disclosure Schedules” means the disclosure schedules dated as of the date of this Agreement delivered by the Seller to the Acquirors and that form a part of this Agreement.

“September 30 Unaudited Financial Statements” shall have the meaning set forth in Section 3.05(a)(iii).

“Signor” shall have the meaning set forth in the Recitals.

“Signor Acquiror” shall have the meaning set forth in the Preamble.

“Signor Acquiror Governing Documents” shall have the meaning set forth in Section 8.02(i).

“Signor Common Stock” shall have the meaning set forth in Section 4.02(a).

“Signor Parent” shall have the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other legal entity (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is directly or indirectly owned or controlled by such Person.

“Surviving Company” shall have the meaning set forth in Section 2.01.

“Target” shall have the meaning set forth in the Recitals.

“Target Merger Agreement” shall have the meaning set forth in the Recitals.

“Target Merger” shall have the meaning set forth in the Recitals.

“Target Parent” shall have the meaning set forth in the Recitals.

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

“Tax Return” means any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, and any amended Tax Returns.

“Term Sheet” means that certain letter agreement dated October 30, 2018 by and between the Seller, Arrow Holdings, Parent Acquiror and the other parties thereto.

“Third Party Claim” shall have the meaning set forth in Section 10.02(a).

“Third Party Target” shall have the meaning set forth in Section 4.14.

“Topaz Merger” shall have the meaning set forth in Section 6.08(a).

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transaction Agreements” means this Agreement and the Ancillary Agreements.

“Transaction Expenses” means all costs, fees and expenses incurred in connection with this Agreement and the Transactions and the expenses of the Acquirors incurred in the ordinary course of business, including, without limitation, any advances from the Founders made to the Acquirors, any deferred underwriting fees payable by the Acquirors and any transaction, change in control or sale bonuses payable in connection with the Transactions.

“Transaction Proposals” shall have the meaning set forth in Section 6.02.

“Transactions” means the transactions contemplated by this Agreement, including, without limitation, the Merger and the Topaz Merger, together with the Debt Financing and Equity Offering and Backstop Offering, if applicable.

“Trust Account” shall have the meaning set forth in Section 4.08.

“Trust Account Proceeds” shall have the meaning set forth in the Target Merger Agreement.

“Trust Agreement” shall have the meaning set forth in Section 4.08.

“Trustee” shall have the meaning set forth in Section 6.04.

“US GAAP” shall have the meaning set forth in Section 3.05(b).

“WARN” shall have the meaning set forth in Section 3.13(e).

EXHIBIT B

EARNOUT AGREEMENT

EXHIBIT C

ESCROW AGREEMENT

EXHIBIT D

CERTIFICATE OF INCORPORATION OF LISTCO

EXHIBIT E

BYLAWS OF LISTCO

EXHIBIT F

SIGNOR ACQUIROR CERTIFICATE OF INCORPORATION

EXHIBIT G

SIGNOR ACQUIROR BYLAWS